Exhibit 10.3
FORM OF HOTEL MANAGEMENT AGREEMENT
     THIS AMENDED AND RESTATED HOTEL MANAGEMENT AGREEMENT (this “Agreement”) is made as of the ___ day of ____________, 2010, between the lessee entities set forth on Exhibit A attached hereto and made a part hereof (collectively, “Owner”) and INTERSTATE MANAGEMENT COMPANY, LLC (“Operator”), a Delaware limited liability company.
RECITALS
     A. Owner and its affiliates lease from Summit Hotel OP, LP, a Delaware limited partnership (the “OP”), and its affiliates described on Exhibit A (each a “Land Holder” and collectively, the “Land Holders”, whether held as a Land Holder or as a ground lessee) the hotel properties described in Exhibit A (each a “Hotel” and collectively, the “Hotels”) pursuant to one or more Lease Agreements (each, a “Lease”). Summit Hotel OP is substantially owned by Summit Hotel Properties, Inc., a Maryland corporation (the “REIT”).
     B. The Hotels, together with certain other hotels and lodging assets owned by Land Holders and leased by Owner, comprise a portfolio of hotels, which prior to the date hereof were managed by The Summit Group Inc. (“Prior Manager”) pursuant to the terms of five (5) certain management agreements of varying dates entered into between 2003 and 2007 (as amended, the “Existing Management Agreements”).
     C. Owner desires Operator to assume management of the Hotels.
     D. Pursuant to an Assignment and Assumption Agreement of even date herewith (the “Assignment”), Prior Manager has assigned all of its right, title and interest in the Existing Management Agreements to Operator, and Operator has assumed the obligations of Prior Manager under the Existing Management Agreements to the extent arising on or after the date of the Assignment, on the terms and conditions set forth in the Assignment.
     E. Owner and Operator desire to amend, restate and replace the Existing Management Agreements with this Agreement, and evidence their agreement with respect to the operation, direction, management, and supervision of the Hotels individually as more particularly set forth below.
     NOW, THEREFORE, for and in consideration of the premises, and other good and valuable consideration, Owner and Operator agree as follows:
ARTICLE I
THE HOTEL
1.1. Owner and Operator acknowledge that each Hotel consists of and contains:
A. A building (the “Building”) with guest rooms and suites, restaurant(s), lounge(s), and conference and meeting rooms together with the parcel of land on which the Building is located and any outdoor parking areas or other facilities located on such land, all as more fully described on Exhibit B attached hereto and made a part hereof;
B. Mechanical systems and built-in installations (the “Installations”) in each Building including, but not limited to, heating, ventilation, air conditioning, electrical and plumbing systems, elevators and escalators, and built-in laundry, refrigeration and kitchen equipment;
C. Furniture, furnishings, wall coverings, floor coverings, window treatments, fixtures and hotel equipment and vehicles (the “FF&E”);
D. Chinaware, glassware, silverware, linens, and other items of a similar nature (the “Operating Equipment”);
E. Stock and inventories of paper supplies, cleaning materials and similar consumable items and food and beverage (the “Operating Supplies”); and
F. Any whirlpool, fitness center, spa, on-site parking, pool , beach, club facilities, retail facilities, restaurants and related amenities or facilities for each Hotel.
ARTICLE II
OPERATING TERM
2.1. This Agreement shall have a term (the “Operating Term”) commencing on the date hereof (the “Commencement Date”) and expiring on the tenth (10th) anniversary of the Commencement Date (the “Initial Term”), unless sooner terminated in accordance with the provisions of this Agreement or unless extended as provided by the terms of this Agreement or as otherwise provided by the written agreement of Owner and Operator. This Agreement shall automatically renew for additional terms of thirty (30) days each (each, a “Renewal Term”) unless either party gives the other party written notice of termination at least sixty (60) days prior to the end of the Initial Term or thirty (30) days prior to the end of the then-current Renewal Term. Owner and Operator, by mutual written agreement, may renew this Agreement for a longer term and, in such case, such longer term shall be a Renewal Term. Any and all reference contained herein to Term shall be deemed to include the Operating Term, the Initial Term and the Renewal Term(s).
ARTICLE III
APPOINTMENT AND ENGAGEMENT OF OPERATOR
3.1. Owner hereby engages Operator as the exclusive operator of the Hotels during the Term and Operator hereby accepts such engagement.
3.2. Subject to the terms of this Agreement and the applicable Budgets, Operator shall have control and discretion in all aspects of the operation, direction, management and supervision of the Hotels. Such control and discretion of Operator shall include, without limitation, the determination of credit policies (including entering into agreements with credit card organizations), terms of admittance, charges for rooms, food and beverage policies, employee wage, benefits and severance policies, entertainment and amusement policies, leasing, licensing and granting of concessions for commercial space at the Hotels, and all phases of advertising, promotion and publicity relating to the Hotels. Notwithstanding the foregoing, Operator acknowledges that the contracts with credit card vendors listed on Exhibit C attached hereto are required to remain in effect following the Commencement Date pursuant to the terms of the such contracts, and that Operator will not terminate such agreements (other than as permitted under the terms of such agreements) without Owner’s prior written consent.
3.3. Operator shall operate, manage and maintain each Hotel and all of its facilities and activities in a diligent and careful manner in accordance with the following standards (the “Hotel Standard”) in order to maintain the condition and character of such Hotel and with the primary goal of maximizing the Gross Operating Profit (as defined herein) of such Hotel:
     (a) in a manner that is equal to or better than the operation of similar hotels in the area of such Hotel and other similar hotels operated by Operator, to the extent consistent with the Budgets and such Hotel’s facilities; and
     (b) in accordance with the standards imposed by the hotel franchise agreement, if any, applicable to such Hotel (a “Franchise Agreement”).
3.4. Operator shall make its senior executives available to meet with Owner at least once each quarter and, in addition, at Owner’s reasonable request, consult with and advise Owner concerning all policies and procedures affecting all phases of the conduct of business at the Hotels. Operator shall in all events consult with Owner before implementing any material changes in policies and procedures relating to the Hotels. Operator shall make the Key Hotel Personnel (as defined in Section 4.7) for each Hotel available through the General Manager of such Hotel to meet with Owner at least once per month and at additional times (including by teleconference) from time to time upon Owner’s reasonable request, to review the operations of the Hotel and current matters of import, and in each instance, Owner shall give Operator adequate advance notice, in no event to be less than three (3) days advance notice. Operator shall in all events meet with Owner before implementing any material changes in policies and procedures relating to any Hotel. Owner shall not contact any other Hotel Employee regarding the operations of the Hotels.
3.5. During the Term, Operator, as agent and for the account of Owner, shall in accordance with the Budgets (as defined in Section 8.4) and the other applicable provisions of this Agreement, and only to the extent Owner has provided sufficient funds therefor, either through Hotels operations or directly from Owner:
A.	Recruit, train, direct, supervise, employ and dismiss on-site staff (the “Hotel Employees”) for the operation of the Hotels, and in connection therewith establish and maintain an affirmative action plan for the Hotels; provided, however, no employment agreement for any Hotel Employee shall contain an automatic renewal provision without the prior written consent of the Owner specifically referring to such renewal provision;

B.	Develop and implement advertising, marketing, promotion, publicity and other similar programs for the Hotels;

C.	(i) Negotiate and enter into leases, licenses and concession agreements for stores, office space and lobby space at the Hotels (including without limitation, car rental counters and gift shops) and commercial space, if any, that is adjacent to or otherwise part of the Hotels (including without limitation, rooftop antennas) (collectively, the “Leases”), collect the rent under such Leases and otherwise administer the Leases and (ii) negotiate and enter into contracts for the provision of services to the Hotels; provided that, Operator shall not, without Owner’s consent, enter into any such Leases or contracts for terms in excess of one (1) year, unless such Lease or contract may be terminated without cause and without payment of any penalty on no less than sixty (60) days’ notice;

D.	Upon receipt of all necessary information from Owner, apply for, process and take all necessary steps to procure and keep in effect in Owner’s name (or, if required by the licensing authority, in Operator’s name or both) all licenses and permits and the sales tax registration(s) required for the operation of the Hotels;

E.	Pursuant to a separate written agreement on terms and conditions set forth therein, Operator’s affiliate will purchase all FF&E, Operating Equipment and Operating Supplies necessary for the operation of the Hotels; provided, however, Owner may purchase any of the FF&E, Operating Equipment or Operating Supplies used in connection with the operation of the Hotels, as an operating or capital expense, as appropriate, of the Hotels, in which case Owner will provide to Operator sufficient information for Operator to maintain accurate books and records regarding sales tax accruals and pay such accruals out of Total Revenues from the Hotel. At the request of Owner, Operator shall put out for competitive bid the purchase of FF&E, Operating Equipment or Operating Supplies used in connection with the operation of the Hotels as contemplated in this Section E;

F.	Provide routine accounting and purchasing services as required in the ordinary course of business;

G.	Comply with all applicable laws, ordinances, regulations, rulings and orders of governmental authorities affecting or issued in connection with the Hotel, as well as with orders and requirements of any board of fire underwriters or any other body which may exercise similar functions, so long as Owner promptly delivers to Operator any notice of violation thereof received by Owner;

H.	Subject to the Budgets, cause all needed repairs and maintenance to the Hotel of which Operator is aware to be made, and unless otherwise set forth in the Budgets, any expense for repairs and maintenance that exceeds Five Thousand Dollars ($5,000) shall require Owner’s prior approval and shall be put out for a minimum of three (3) competitive bids unless otherwise approved by Owner. Notwithstanding the foregoing, such prior approval and bids shall not be required for ;any expenses regardless of amount which, in Operator’s reasonable judgment, are immediately necessary to prevent immediate material damage to a Hotel or the health or safety of its occupants (“Emergency Expenses”); provided that, Operator shall make good faith attempts to contact and notify Owner of the need for such Emergency Expenses prior to incurring them and in all events shall notify Owner within twenty-four (24) hours after Operator becomes aware of such emergency;

I.	Subject to Section 3.6 below, use commercially reasonable efforts to operate the Hotels in accordance with any mortgage or deed of trust on the Hotels and/or Franchise Agreement (collectively, “Major Agreements”); provided, however, Operator shall have no responsibility for causing the payment of any Fixed Charges or Owner Expenses (as defined in Section 7.2), unless expressly set forth in this Agreement;

J.	At the direction of Owner, in its sole discretion and pursuant to a separate written agreement between Owner and Operator (or its affiliates), provide project coordination services to the Owner and its general contractor to aid in any construction or remodeling at the Hotels;

K.	Use good faith efforts to identify, and provide recommendations to Owner regarding the use of, any vendor relationships established by Operator, in order to implement potential cost savings and operational efficiencies for the Hotels; and

L.	Provide such other services as are required under the terms of this Agreement or as are customarily performed without additional fee by management companies of similar properties in the areas of the Hotels.
3.6. Notwithstanding any other provision of this Agreement to the contrary, Operator’s obligations with respect to any Major Agreement shall be limited to the extent (i) complete and accurate copies and/or summaries of the relevant provisions thereof have been delivered to Operator sufficiently in advance to allow Operator to perform such obligations and (ii) the provisions thereof and/or compliance with such provisions by Operator (1) are applicable to the day-to-day operation, maintenance and non-capital repair and replacement of the Hotels or any portion thereof, (2) do not require contribution of capital or payments of Operator’s own funds, (3) do not materially increase Operator’s obligations hereunder or materially decrease Operator’s other rights hereunder, provided however, that Operator acknowledges and agrees that standards, expectations, responsibilities and limitations prescribed by franchisors are not deemed to materially increase Operator’s obligations or materially decrease its rights hereunder (4) do not limit or purport to limit any corporate activity or transaction with respect to Operator or its affiliates or any other activity, transfer, transaction, property or other matter involving Operator or its affiliates other than at the sites of the Hotels, and (5) are otherwise within the scope of Operator’s duties under this Agreement. Owner acknowledges and agrees, without limiting the foregoing, that any failure of Operator or the Hotels to comply with the provisions of any Major Agreement arising out of (A) the condition of the Hotels, and/or the failure of the Hotels to comply with the provisions of such Major Agreement, prior to Operator’s assuming the day-to-day management thereof, (B) construction activities at the Hotels, (C) inherent limitations in the design and/or construction of, location of and/or parking at the Hotels, (D) instructions from Owner to operate any Hotel in a manner inconsistent with the Major Agreements and/or (E) Owner’s failure to approve any matter requested by Operator in Operator’s reasonable good faith business judgment as necessary or appropriate to achieve compliance with any Major Agreement, shall not be deemed a breach by Operator of its obligations under this Agreement. Operator shall be entitled to rely on the copies of the Franchise Agreements provided by Owner.
ARTICLE IV
AGENCY; HOTEL EMPLOYEES
4.1. In the performance of its duties as Operator of the Hotels, Operator shall act solely as agent of Owner. Nothing in this Agreement shall constitute or be construed to be or create a partnership or joint venture between Owner and Operator. Except as otherwise provided in this Agreement, (a) all debts and liabilities to third persons incurred by Operator in the course of its operation and management of the Hotels in accordance with the provisions of this Agreement shall be the debts and liabilities of Owner only and (b) except to the extent provided in Section 23.1, Operator shall not be liable for any such obligations by reason of its management, supervision, direction and operation of the Hotel as agent for Owner. Operator may so inform third parties with whom it deals on behalf of Owner and may take any other reasonable steps to carry out the intent of this paragraph.
4.2. All Hotel Employees shall be employees of Operator or an affiliate. All compensation (including without limitation all wages, fringe benefits and severance payments) of the Hotel Employees shall be an Operating Expense (as defined in Section 10.2) and shall be borne by Owner and paid or reimbursed to Operator out of the Agency Account (as hereinafter defined) or if the amounts therein are insufficient by Owner upon demand therefor by Operator. Owner acknowledges and agrees that (a) Operator shall have the right to institute bonus programs for the Hotel Employees so long as such policies are reasonable and customary in the industry and (b) Operator shall have the right to institute severance payment policies for the Hotel Employees so long as such policies are consistent with Operator’s severance payment policies in effect from time to time for other similar hotels managed by Operator and its affiliates. Operator’s current severance payment policy is attached hereto as Exhibit D, and Operator shall obtain Owner’s prior consent before implementing any material changes to such policy at the Hotels.
4.3. Operator may, subject to the Budgets, enroll the Hotel Employees in retirement, health and welfare employee benefit plans substantially similar to corresponding plans implemented in other hotels with similar service levels managed by Operator or similar hotels in the areas of the Hotel. Such plans may be joint plans for the benefit of employees at more than one hospitality property owned, leased or managed by Operator or its affiliates. Employer contributions to such plans (including any withdrawal liability incurred upon termination of this Agreement) and reasonable administrative fees which Operator may expend in connection therewith shall be the responsibility of Owner and shall be an Operating Expense. The administrative expenses of any joint plans will be equitably apportioned by Operator among properties covered by such plan. The apportionment for each Hotel shall be based upon the total costs of the administrative expenses multiplied by a fraction, the numerator of which is the total payroll expense of the Hotel, and the denominator of which is the total payroll expense of all hotels participating in the joint plans. Owner hereby acknowledges and agrees that (a) any employee benefit plan withdrawal liability and (b) compliance with the provisions of the Worker Adjustment and Retraining Notification Act and/or any similar state or local laws (together with all rules and regulations promulgated thereunder and including without limitation any such state or local laws, the “WARN Act”) upon any disposition of a Hotel, upon any termination of this Agreement or upon the occurrence of any other event giving rise to the application of the WARN Act are the responsibility and obligation of Owner, and Owner hereby agrees to indemnify, defend and hold Operator harmless from and against any cost, expense, obligation, claim or other liability which Operator may incur arising out of or in connection with any employee benefit plan withdrawal liability or any breach or claimed breach of the WARN Act in connection with any such disposition, termination or other occurrence; provided, however, in the event that Operator receives notice of termination of this Agreement with sufficient time to comply with the WARN Act but fails to satisfy the applicable WARN Act requirements, then Operator shall indemnify, defend, and hold harmless Owner from and against any cost, expense, obligation, claim or other liability which Owner may incur arising out of such failure by Operator.
4.4. Operator, in its discretion but subject to the Budgets (unless otherwise approved by Owner), may, as an Operating Expense of the Hotels, (i) provide lodging for Operator’s executive employees to the extent they are visiting the Hotels in connection with the performance of Operator’s services and allow them the use of Hotel facilities and (ii) provide the General Manager of the Hotels and other Hotel Employees temporary living quarters within the Hotels and the use of all Hotel facilities, in either case without charge, as the case may be, but for no more than an aggregate of sixty (60) days without the Owner’s prior written consent.
4.5. Operator shall not be liable for any failure of the Hotels to comply prior to the Commencement Date with any federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders and decrees affecting labor union activities, civil rights or employment in the United States, including, without limitation, the Civil Rights Act of 1870, 42 U.S.C. §1981, the Civil Rights Acts of 1871, 42 U.S.C. §1983 the Fair Labor Standards Act, 29 U.S.C. §201, et seq., the Civil Rights Act of 1964, 42 U.S.C. §2000e, et seq., as amended, the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621, et seq., the Rehabilitation Act, 29 U.S.C. §701, et seq., the Americans With Disabilities Act of 1990, 29 U.S.C. §706, 42 U.S.C. §12101, et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 301, et seq., the Equal Pay Act, 29 U.S.C. §201, et seq., the National Labor Relations Act, 29 U.S.C. §151, et seq., and any regulations promulgated pursuant to such statutes (collectively, as amended from time to time, and together with any similar laws now or hereafter enacted, the “Employment Laws”).
4.6. Operator shall from time to time develop and implement policies, procedures and programs for the Hotels (collectively, the “Employment Policies”) reasonably designed to effect compliance with the Employment Laws. The Employment Policies shall be consistent with industry standards from time to time for reputable hotel management companies.
4.7. Notwithstanding anything stated herein to the contrary, the hiring of any new candidates for the Key Hotel Personnel positions shall be subject to Owner’s approval, not to be unreasonably withheld so long as the candidate is reasonably qualified to perform the position based on the candidate’s education and experience. If requested by Owner, Operator shall make a candidate for a Key Hotel Personnel position available to interview with Owner’s representative at Owner’s offices

(or other mutually agreeable location) at a mutually agreeable reasonable time. In the event Owner fails to respond in writing to a request for approval from Operator within five (5) days of the latter of (i) such request, or (ii) the provision to Owner of a written summary of such candidate’s education, professional experience and qualifications, Owner shall be deemed to have provided such approval. If Owner becomes dissatisfied with the performance of any Key Hotel Personnel, Owner may meet with senior management of the Operator to resolve such dissatisfaction. Operator will give Owner not less than fourteen (14) days prior notice of any proposed transfer of any Key Hotel Personnel. For the purposes hereof, “Key Hotel Personnel” shall be defined as the following individuals, to the extent employed at a Hotel: General Manager.
4.8. Operator, as the sole employer, shall have the duty and responsibility to negotiate with any labor union lawfully entitled to represent its Hotel Employees. Operator shall consult with Owner before and during any discussions about strategies, objectives, tactics, proposals and agreements as well as keep the Owner fully informed as to the progress of any negotiations and any agreements that are reached. Nothing in this Section 4.8 shall require Operator to employ persons belonging to labor unions. In addition, Operator shall consult with Owner during the course of any negotiations with such labor union. Operator shall use diligent efforts to settle and compromise all controversies and disputes arising under any labor union contracts affecting the Hotel Employees upon such terms and conditions as Operator reasonably deems to be in Owner’s best interests. Notwithstanding any term of this Agreement Operator may enter into no labor union agreement, settlement or compromise that shall be binding upon Owner (either directly or as a successor under any agreement or indirectly as an agreement covering union representation or Operator’s policies with respect to wages and conditions applicable to the Hotels) without the prior written consent of Owner, which consent shall not be unreasonably withheld or delayed.
ARTICLE V
PROVISION OF FUNDS
5.1. In performing its services under this Agreement, Operator shall act solely as agent and for the account of Owner. Operator shall not be deemed to be in default of its obligations under this Agreement to the extent it is unable to perform any obligation due to the lack of available funds from the operation of the Hotels or as otherwise provided by Owner.
5.2. Operator shall in no event be required (i) to advance any of its funds (whether by waiver or deferral of its management fees or otherwise) for the operation of the Hotels or (ii) to incur any liability unless Owner shall have furnished Operator with funds necessary for the discharge thereof prior to incurring such liability.
5.3. Owner acknowledges that prior to and during the two (2) weeks following the Commencement Date, Manager will undertake certain transition activities which are necessary to effectuate Manager’s take-over of management of the Hotels, and that Manager will incur expenses in connection with such transition activities, which are described and estimated in the transition budget (“Transition Budget”) attached hereto as Exhibit E. Owner expressly agrees to reimburse Operator for fifty percent (50%) of the expenses incurred in connection with the transition activities during such period, which are not to exceed the amounts set forth in the Transition Budget unless otherwise approved by Owner, whether incurred prior to or following the Commencement Date. Owner agrees to pay such amounts within thirty (30) days after written demand by Operator, as issued from time to time.
ARTICLE VI
CENTRALIZED SERVICES; MULTI-PROPERTY PROGRAMS;
INFORMATION TECHNOLOGY
6.1. Operator may, subject to the Budgets, provide or cause its affiliated companies to provide for the Hotels and their guests the full benefit of any reservations system hereafter established by Operator or its affiliates and provide, or cause its affiliated companies to provide, such aspects of any accounting or purchasing services, other group benefits and services, revenue management services, on-site sales training, associate satisfaction surveys, Operator’s national training program and other training as are made available generally to similar properties managed by Operator (individually and collectively, “Centralized Services”). Subject to the provisions of the applicable Budget, Operator or such of Operator’s affiliated companies as provide Centralized Services shall be entitled to be reimbursed for each Hotel’s share of the total costs that are reasonably incurred in providing such Centralized Services on a system-wide basis to hotels and motels managed by Operator or its affiliates which costs may include, without limitation, salaries (including payroll taxes and employee benefits) of employees and officers of Operator and its affiliates, costs of all equipment employed in the provision of such services and a reasonable charge for overhead. Each Hotel’s share of such costs shall be determined in an equitable manner by Operator (which shall be reasonably satisfactory to Owner) and substantiated to Owner after each Fiscal Year (as hereinafter defined), shall be an Operating Expense of the Hotels and shall be borne by Owner and paid or reimbursed to Operator out of the Agency Account or if the amounts therein are insufficient by Owner upon demand therefor by Operator. Operator shall maintain and make available to Owner invoices or other evidence supporting all of the charges for Centralized Services. Notwithstanding the foregoing, Operator’s fee for providing centralized accounting services shall be the Accounting Fee (as defined in Section 9.2 hereof). Owner acknowledges and agrees that (i) Operator has disclosed to Owner the types of Centralized Services Operator currently makes available to properties which it operates, (ii) the Hotels are likely to receive substantial benefit from its participation in such Centralized Services, (iii) Operator is not obligated to provide such Centralized Services under Article III of this Agreement, (iv) Operator is entitled to payment for such Centralized Services in the manner set forth above in addition to its Basic Fee and Incentive Fee, and (v) the receipt by Operator of any such payment does not breach any fiduciary or other duty which Operator may have to Owner. A list of the Centralized Services currently offered by Operator to hotels operated by Operator is attached hereto as Exhibit F.
6.2. Owner acknowledges and agrees that Operator may, subject to the Budgets, enter into certain purchasing, maintenance, service or other contracts with respect to the Hotels (collectively, “Multi-Property Programs”) pursuant to which Operator or affiliates of Operator receive rebates, discounts, cash or other incentives, administration fees, concessions, profit participations, stock or stock options, investment rights or similar payments or economic consideration (collectively, “Operator Rebates”) from or in, as applicable, the vendors or suppliers of goods or services provided under such Multi-Property Programs. Owner acknowledges and agrees that (i) Operator has disclosed to Owner the types of Multi-Property Programs Operator currently makes available to properties which it operates and (ii) subject to the last sentence of this Section, (1) the Hotels are likely to receive substantial benefit from its participation in such Multi-Property Programs which the Hotels could not obtain on their own and for which Operator is not adequately compensated by its Basic Fee and Incentive Fee and (2) any and all Operator Rebates are the sole property of Operator and not Owner. To the extent any such Operator Rebate is specifically designated for one or more Hotels, Operator shall disclose to the amount of such Operator Rebate to Owner. To the extent the Operator Rebates from the Multi-Property Programs exceed all costs and expenses in managing and overseeing the Multi-Property Programs during any Fiscal Year, such excess shall be allocated ratably among all of the hotels that participated in the Multi-Property Programs by using such excess (i) to develop — both internally and externally — and establish additional associate training programs; (ii) to compensate third-party experts who provided such training; and (iii) to provide other benefits for the hotels such as third-party food and beverage consulting expertise. The excess is allocated by multiplying the amount of such excess by a fraction, the numerator of which is the total amount of purchases through the Multi-Property Programs made by a Hotel and the denominator of which is the total amount of purchases through the Multi-Property Programs made by all of the hotels managed by Operator that participate in the Multi-Property Programs. The Owner has the right to require that (i) one or more of the purchasing, maintenance, service or other goods, services or other benefits contracted for in the Multi-Property Programs may be purchased from a provider designated by Owner other than the party providing the Multi-Property Programs, and (ii) Operator put out for competitive bid any one or more goods or services provided through the Multi-Property Program; provided that, Owner cannot require early termination of a contract within a Multi-Property Program unless such early termination is permitted by the terms of such contract.
6.3. The Hotels shall incur, as an Operating Expense, subject to the Budgets, fees for certain information technology services, including, but not limited to: (i) de-centralized accounting support services, pursuant to Section 9.2, (ii) Operator’s IT Central Support Services (support desk and e-mail services), (iii) Operator’s IT Delphi System Support (centralized sales and catering software application), (iv) license fees equal to the Operator’s actual costs for use of certain Microsoft software applications at the Hotels, and (v) Virtual Private Network (“VPN”) Connectivity and Support (connection to Operator’s software applications via secure internet connection). For purposes of the VPN, Operator may install hardware at the Hotels, which shall be Owner’s property, and the cost thereof shall be chargeable as an Operating Expense. In addition, Owner shall pay the costs of all information technology equipment, software and costs associated with business process changes from time to time to (i) comply with the operating standards required by the Major Agreements, (ii) make reasonable adaptations to changing technology, (iii) be otherwise consistent with industry standards for similar hotel operations, and (iv) achieve and sustain compliance on an on-going basis with the then current Payment Card Industry Data Security Standards and other applicable information security and operating rules and regulations of the credit card associations, and applicable data protection and privacy laws and regulations. A list of the fees payable to Operator pursuant to this Section 6.3 (the “IT Fees”) is included in Exhibit F, subject to change as set forth in the Budgets for each Fiscal Year. Commencing on the Commencement Date and continuing throughout the term, such fees shall be incurred by the Hotels and payable to Operator on a monthly basis. All IT Fees shall be an Operating Expense, shall be included in and subject to the Budgets and shall be paid or reimbursed to Operator out of the Agency Account or, if the funds therein are insufficient, by Owner.

6.4. To the extent requested by Owner, Operator may provide project management services in connection with the procurement and installation of additional information technology for the Hotels on terms and conditions (including separate fees for such services) mutually agreed upon by Owner and Operator.
ARTICLE VII
WORKING CAPITAL AND BANK ACCOUNTS
7.1. Owner will provide Operator with working capital for the Hotels in the amount of Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000) (the “Working Capital”). Owner shall at all times provide, either from Total Revenues or from other funds of Owner, sufficient funds as determined in the good faith business judgment of Operator to constitute normal working capital for the uninterrupted and efficient operation of the Hotels (but which, in no event, shall be an amount less than the Working Capital), including without limitation funds sufficient to operate, maintain and equip the Hotels in accordance with all Major Agreements and to maintain the Hotels in accordance with the Hotel Standard. The Working Capital amount required under this Section 7.1 shall be increased (but not decreased) annually on the first day of each succeeding Fiscal Year by the same percentage as any percentage increase in the CPI (as defined in Section 8.6) from the first day of the prior Fiscal Year through the first day of such succeeding Fiscal Year.
Upon Operator’s written notice to Owner that additional funds are required to pay necessary Operating Expenses (including but not limited to payroll expenses), Owner shall provide the funds necessary to pay such Operating Expenses within three (3) business days following Owner’s receipt of such notice. Any such failure to provide such funding shall constitute a breach under this Agreement. If Operator chooses to fund any such expenses (which shall be totally at Operator’s sole discretion), Operator may, in addition to all other rights, repay itself as soon as any funds are available, and pay itself interest upon such sum from the date payment was made at a rate equal to the Prime Rate plus three hundred (300) basis points.
7.2. All funds received by Operator in the operation of the Hotels, including working capital furnished by Owner, shall be deposited in a special account or accounts (the “Agency Account”) in such federally insured bank, savings and loan or trust company as may be selected by Owner and reasonably approved by Operator. Any successor or substitute bank, savings and loan or trust company shall be selected in the same manner. Operator shall pay all Operating Expenses and Fixed Charges on behalf of Owner from the Agency Account; provided, however, that Operator shall not be obligated to pay any Operating Expenses or Fixed Charges in the event that such funds are not currently available in the Agency Account. Upon Owner’s written request and direction, Operator shall pay on behalf of Owner from the Agency Account (but only to the extent that such funds are available in the Agency Account following the payment of all Operating Expenses and Fixed Charges), such other fixed expenses as may be requested by Owner (e.g., debt service, ground lease payments, capital costs, etc.) (“Owner Expenses”); provided, however, Operator will not be required to pay such Owner Expenses until Operator receives Owner’s written request and direction to do so (including copies of any material agreements) (“Owner’s Expense Notice”). Owner agrees to provide Owner’s Expense Notice at least thirty (30) days prior to the date on which the first payment by Operator is due, and such Owner’s Expense Notice shall only be revocable upon thirty (30) days prior written notice from Owner.
7.3. A. The Agency Account shall be in the name of the Hotel(s), with Operator as agent for Owner (bearing Owner’s Federal tax identification number), and shall be under the control of Operator. The FF&E Reserve Account (as defined in Section 11.1) shall be in the name of Owner and under the control of Owner. Checks or other documents of withdrawal from the Agency Account shall be signed only by Operator’s representatives, provided that such representatives shall be bonded or otherwise insured in a manner reasonably satisfactory to Owner. The premiums for bonding or other insurance shall be an Operating Expense except for premiums for bonding off-site executive employees of Operator. No later than ninety (90) days following the expiration or termination of this Agreement, all remaining amounts in the Agency Account shall be transferred to Owner. The Operator shall not co-mingle any Agency Account funds with any other funds of Operator or funds from hotels that are not Hotels.
     B. Except for the payroll account referred to below, Operator shall not maintain, for the deposit of revenues generated at the Hotels, any bank account in Operator’s sole name. Working Capital shall be adjusted as appropriate in the mutual judgment of Owner and Operator, and within three (3) business days of written notice, Owner shall advance additional funds deemed necessary to maintain Working Capital or Operator shall return any amounts deemed unnecessary to maintain as Working Capital as is requested by Owner and reasonably approved by Operator. At such time as Owner enters into a credit facility with a Lender, provided that such credit facility provides for the payment of necessary disbursements, checks and transfers by Operator on behalf of Owner, Operator shall arrange such daily sweeps of cash into such accounts as is requested by Owner, so long as there is sufficient money available to pay payroll and normal operating expenses.
     C. All sums received from the operation of the Hotels and any and all items paid by Operator arising by virtue of management of the Hotels shall pass through the Agency Account. Nothing herein contained shall be construed to deprive Operator of the right to maintain separate payroll accounts or petty cash funds and to make payments therefrom as the same are customary in the hotel business.
ARTICLE VIII
BOOKS, RECORDS AND STATEMENTS; BUDGETS
8.1. Operator shall keep full and accurate books of account and other records reflecting the results of the operation of the Hotels in accordance with the “Uniform System of Accounts for the Lodging Industry” (Tenth Revised Edition 2006, as further revised from time to time) as adopted by the American Hotel & Lodging Educational Institute (the “Uniform System”) with such exceptions as may be required by the provisions of this Agreement; provided, however, that Operator may, with prior notice to Owner, make such modifications to the methodology in the Uniform System as are consistent with Operator’s standard practice in accounting for its operations under management contracts generally and applicable to substantially all of the hotels managed by Operator, so long as such modifications do not affect the determination of Total Revenues, Operating Expenses or Fixed Charges under Article X. Except for the books and records which may be kept in Operator’s home office or other suitable location pursuant to the adoption of a central billing system or other centralized service, the books of account and all other records relating to or reflecting the operation of the Hotels shall be kept at the Hotels and shall be available to Owner and its representatives at all reasonable times for examination, audit, inspection and transcription. All of such books and records including, without limitation, books of account, guest records and front office records, shall be the property of Owner. Upon any termination of this Agreement, physical possession of all of such books and records shall be transferred to Owner, but shall thereafter be available to Operator at all reasonable times for inspection, audit, examination and transcription for a period of five (5) years. Owner shall reimburse Operator for any costs or expenses incurred by Operator in connection with any assistance requested by Owner to determine the inventory of books and records for retention, which determination shall be Owner’s responsibility; provided, however, that Owner shall be specifically required to, and Operator may, retain a copy of all sales tax returns and supporting documents relating to all tax reporting periods for the Hotels covered by the Term.
8.2. Operator shall deliver to Owner within ten (10) business days after the end of each month, the following items for each Hotel and a consolidated report for all Hotels (collectively, the “Monthly Reports”):
A.	A balance sheet as of the last day of such month;

B.	A source and use of funds statement for such month;

C.	An income and expense statement for such month;

D.	Detailed departmental income and expense statements for such month;

E.	A report listing updated operating projections and forecasts for the remainder of the Fiscal Year;

F.	A variance report showing expense line-items that exceed the Budget by more than Five Hundred Dollars ($500); and

G.	Such other monthly reports as Owner may reasonably request and to which Operator agrees in writing.
The Monthly Reports shall be prepared in accordance with the Uniform System and/or other applicable generally accepted accounting principles as promulgated by the Financial Accounting Standards Board and approved by the Securities and Exchange Commission (“GAAP”) but in all events consistent with this Agreement. In addition to the Monthly Reports, the Operator shall allow the Owner reasonable access at Owner’s request to Operator’s internal electronic reporting software systems to review information related to the Hotels.
8.3. Year-end unaudited financial statements for each Hotel and a consolidated report for all Hotels (including a balance sheet, income statement and statement of sources and uses of funds) shall be prepared and delivered to Owner within twenty-five (25) days following Fiscal Year end. Owner may request that the financial statements be audited by an independent certified public accountant. Such accountant shall address any findings, reports or opinions that concern Operator’s work under this Agreement to both Operator and Owner. Owner shall pay the cost of such audit and Operator shall provide reasonable assistance with such accountant in the preparation of such statements.
8.4. On or before each November 1 during the Term, Operator shall submit to Owner for the next Fiscal Year the following items for each Hotel (collectively, the “Budgets”):
A.	An operating budget (the “Operating Budget”) setting forth in reasonable line-item detail the projected income from and expenses of all aspects of the operations of the Hotel;

B.	A capital budget (the “Capital Budget”) setting forth in reasonable line-item detail proposed capital projects and expenditures for the Hotel including but not limited to FF&E expenditures which, if any, will be expensed in the then current Fiscal Year in accordance with GAAP;

C.	A marketing and strategic sales plan for the Hotel;

D.	A cash flow analysis for the Hotel; and

E.	Such other reports or projections as Owner may reasonably request and to which Operator agrees in writing.
Owner and Operator shall start meetings and discussions for the Budgets no later than October 1 of each Fiscal Year. The Operating Budget shall include: a detailed operating budget showing estimated Gross Operating Profit, department profits, all Operating Expenses and Fixed Charges; a marketing plan, marketing and sales strategies, objectives and tactics, a detailed competitive analysis and everything else typically included in a hotel marketing plan including projections of average daily room rates and average daily occupancy; a cash flow forecast; projections for and limits on discounted and complementary rooms and services, estimated corporate reimbursements to Operator and its affiliates, including without limitation, Centralized Services and Multi-Property Programs and Operator Rebates. All of the foregoing information shall be set forth in reasonable detail, including by month and compared by month, quarter and year to the prior year, and, where appropriate, with the basis for all assumptions expressly set forth. Owner shall review the proposed Budgets and deliver to Operator its comments and suggested changes within fourteen (14) days after Owner’s receipt of such Operating Budget and Capital Budget, respectively. Within ten (10) days after receiving Owner’s objection(s) to the proposed Budgets, Owner and Operator shall meet at the applicable Hotel (or such other location as they may agree) and endeavor in good faith to resolve such objections and arrive at approved Budgets. Operator shall submit revised Budgets within fourteen (14) days of any meeting. Owner shall thereafter have fourteen (14) days to review the revised Budgets and advise Operator in writing of any objections to thereto. Owner’s notice shall include a reasonably detailed explanation of each objection. This process shall continue until there is an approved Operating Budget and Capital Budget. If Owner approves any proposed Budgets, whether before or after any such exchange of comments and suggestions, then such proposed Budgets shall become the approved Budgets for the Fiscal Year to which it relates. Operator shall not be deemed to have made any guarantee, warranty of representation whatsoever in connection with the Budgets or with respect to the economic performance or profitability of the Hotels, and Owner acknowledges that the Budgets and any other projections previously or hereafter prepared by Operator are intended only to be reasonable estimates and that actual results may vary due to unanticipated events and circumstances occurring subsequent to the date of such Budgets or projection and unforeseen circumstances, including but not limited to, cost of labor, material, services and supplies, casualty, law, economic or market conditions may make adherence to the Budgets impracticable. If the Owner and Operator cannot agree upon the Budgets, the parties agree to submit their claims to either PKF Consulting or HVS (or other mutually agreeable hospitality consultant) to act as a mediator to assist the parties in finalization of the Budgets.
8.5. Upon approval of the Budgets by Owner, Operator shall use diligent and commercially reasonable efforts to operate the Hotels substantially in accordance with the Budgets. Operator shall not, without Owner’s prior approval:
A.	Incur any expense for any line-item in the Operating Budget which causes the aggregate expenditures for such line-item to exceed the budgeted amount by the lesser of (i) 10% or (ii) $5,000 for the applicable fiscal period set forth in the Operating Budget, provided that, aggregate expenses shall not exceed those provided in the Operating Budget by more than two percent (2%) and provided further that, Operator may at Owner’s cost and expense, without Owner’s approval, (x) pay any expenses (the “Necessary Expenses”) regardless of amount, which are necessary for the continued operation of the Hotels in accordance with the requirements of any Major Agreement and the operational standards set forth in this Agreement and which are not within the reasonable control of Operator (including, but not limited to, those for insurance, taxes, utility charges and debt service), (y) pay Emergency Expenses regardless of amount; provided that, Operator shall make good faith attempts to contact and notify Owner of the need for such Emergency Expenses prior to incurring them and in all events shall notify Owner within twenty-four (24) hours after Operator becomes aware of such emergency, and/or (z) pay any third-party operating expenses which are commercially desirable to be incurred in order to obtain unbudgeted Hotel revenue in the ordinary course of operating the Hotels in accordance with the then current business plan provided that such unbudgeted revenue is reasonably certain and sufficient in Operator’s reasonable professional judgment to offset such expenses (“Opportunity Expenses”); provided, that such additional expenses shall be proportionally equal to or less than the projected additional revenue to be realized.

B.	Incur any expense for any line-item in the Capital Budget which causes the aggregate expenditures for such capital line-item or related series of capital line-items to exceed the budgeted amount by the lesser of (i) 10% or (ii) $5,000, provided that Operator may, without Owner’s approval, pay any Emergency Expenses which are capital in nature; provided that, Operator shall make good faith attempts to contact and notify Owner of the need for such Emergency Expenses prior to incurring them and in all events shall notify Owner within twenty-four (24) hours after Operator becomes aware of such emergency.

8.6. If the Budgets (or any component of the Budgets) with respect to any Fiscal Year are disapproved by Owner as provided in Section 8.4 then, until approval of the Budgets (or such components) by Owner, Operator until the resolution of such dispute shall cause the Hotels to be operated substantially in accordance with most recent approved Budgets, except for, or as modified by, (a) those components of such Budgets for the applicable Fiscal Year approved by Owner, (b) an adjustment to the disputed Budgets so as to increase (but not decrease) disputed expense items by the same percentage as any percentage increase in the Consumer Price Index — All Urban Consumers (U.S. City Average) (1982-1984 =100), or any successor index thereto appropriately adjusted (the “CPI”), from the CPI in effect on the first day of the first month of the Fiscal Year applicable to such last approved Budget to the CPI in effect on the first day of the first month of the Fiscal Year applicable to the disputed Budgets, (c) Necessary Expenses which shall be paid as required, (d) Emergency Expenses which shall be paid as required and (e) Opportunity Expenses.
8.7. Notwithstanding any provisions of this Agreement granting Operator the authority to enter into contracts, perform repairs and improvements, or incur expenditures on behalf of Owner, Operator shall not be authorized to take any actions or incur any expenditures that would be inconsistent with the Operating Budgets described in Section 8.4 (but subject to the right of Operator to deviate from such Budgets to the extent permitted in Sections 8.5 and 8.6).
8.8. Owner recognizes the necessity for regular replacement of FF&E (the “FF&E Replacements”). Owner in its sole and absolute discretion agrees to expend such amounts for FF&E Replacements as shall be approved in the Budgets. For the avoidance of doubt, any approval of FF&E Replacements and capital expenditures in any Budgets, shall only be the starting point and the actual implementation and timing of such FF&E Replacements and capital expenditures shall be subject to approval by Owner in its sole and absolute discretion. Owner acknowledges that, in order for the Operator to be able to operate the Hotels in accordance with the Hotel Standard, it is necessary that Owner exercise reasonable discretion in determining the amounts necessary for FF&E Replacements and the actual timing of such FF&E Replacements and capital expenditures. Each contract to provide FF&E and for capital expenditures must be approved by Owner. For routine FF&E Replacements, after contract approval, (a) Operator may incur any expenditure for FF&E Replacements during any Fiscal Year which has been specifically approved in the Budgets without further Owner’s approval and (b) Owner shall fund payments therefor from the FF&E Reserve Account (as defined in Section 11.1) (or from other Owner funds) directly to the vendor and handle all processing and accounting of such payments. For capital projects and non-routine FF&E Replacements (a) if Owner desires Operator to coordinate such items, such arrangements shall be subject to Owner and Operator (or its affiliate) entering into a separate written agreement pursuant to Section 3.5(E) hereof and (b) Owner shall fund payments therefor from the FF&E Reserve Account (or from other Owner funds) directly to the vendor and handle all processing and accounting of such payments. Notwithstanding the foregoing, Operator shall be permitted to incur and pay Emergency Expenses as permitted under Sections 3.5(H), Article 8 and Article 14.
All proceeds from the sale of FF&E no longer needed for the operation of the Hotels shall be distributed to Owner, subject to the terms of any Major Agreements.
8.9. The Operator will give Owner and its agents access to the accounting working papers related to the Hotels from the Operator’s accountants and the SAS 70 certification or any deficiencies with respect thereto noted by their auditor. The Operator shall cooperate with and supply such certifications as are reasonably required from those providing services to or for a public “reporting company” under the applicable statutes and rules of the Securities and Exchange Commission, including, without limitation, the Securities Act of 1933, the Securities Exchange Act of 1934, and the Sarbanes Oxley Act of 2002 and other applicable laws, all as amended or replaced, and Operator will with its auditors assist the Owner and its affiliates in any SAS 70 compliance or similar audit. With respect to Operator’s centralized accounting office in Dallas, Texas, such papers and reports shall be supplied free of charge. Owner shall pay the cost of obtaining such reports for any other centralized accounting office servicing the Hotels.
ARTICLE IX
MANAGEMENT FEES
AND PAYMENTS TO OPERATOR AND OWNER
9.1. Owner shall pay to Operator, on a monthly basis, for services rendered under this Agreement a management fee (the “Basic Fee”) equal to three percent (3.0%) of Total Revenues during any Fiscal Year or portion thereof.
9.2. In addition to the Basic Fee, Owner shall pay to Operator, on a monthly basis, for its centralized accounting services a fee (the “Accounting Fee”) during the Term and for three (3) months after the termination of this Agreement equal to One Thousand Five Hundred Dollars ($1,500) per month for Hotels with ninety (90) or more rooms and One Thousand Three Hundred Seventy-Five Dollars ($1,375) per month for Hotels with less than ninety (90) rooms. The Accounting Fee shall be increased (but not decreased) annually on the first day of each succeeding Fiscal Year by the lesser of (i) the same percentage as any percentage increase in the CPI from the first day of the prior Fiscal Year through the first day of such succeeding Fiscal Year and (ii) three percent (3%).
9.3. In addition to the Basic Fee and the Accounting Fee, commencing with the Fiscal Year beginning January 1, 2011 Owner shall pay to Operator an incentive management fee (the “Incentive Fee”) equal to ten percent (10%) of the amount by which actual aggregate EBITDA (as defined in Article X) for all the Hotels exceeds Sixty Five Million Dollars ($65,000,000), subject to adjustment for increases and decreases in the number of Hotels as described in this Section 9.3 (the “Incentive Fee Threshold”). If a Hotel is removed from this Agreement during a Fiscal Year, for purposes of the Incentive Fee calculation (i) the Incentive Fee Threshold for such Fiscal Year and thereafter shall be reduced by an amount equal to the actual trailing 12-month EBITDA of such Hotel as of the effective date of termination of with respect to such Hotel and (ii) the actual EBITDA of such Hotel for such Fiscal Year through the date of termination shall be removed from the aggregate year-end EBITDA for all the Hotels. If a Hotel is added to this Agreement during a Fiscal Year pursuant to Section 24.1, for purposes of the Incentive Fee calculation (i) the Incentive Fee Threshold for such Fiscal Year and thereafter shall be increased by an amount equal to the actual trailing 12-month EBITDA of such Hotel as of the date such Hotel was added to this Agreement and (ii) the actual EBITDA of such Hotel for such Fiscal Year (including any portion of such Fiscal Year occurring prior to the date such Hotel was added to the Management Agreement) shall be added to the aggregate year-end EBITDA for all the Hotels. Notwithstanding the foregoing, the total Incentive Fee payable to Operator for all the Hotels for any Fiscal Year (or partial Fiscal Year) shall not exceed one and one half percent (1.5%) of Total Revenues of all the Hotels for such Fiscal Year (or partial Fiscal Year). In any case in which the effective date of termination falls prior to the end of a calendar month, the trailing 12-month EBITDA shall be determined as of the end of the prior month. Examples of the foregoing calculations are attached hereto on Exhibit G.
9.4. In each month during the Term, Operator shall be paid out of the Agency Account the following payments for the preceding month: (a) the Basic Fee, (b) the Accounting Fee, and (c) any expense reimbursements due to Operator, as determined from the monthly income and expense statement. Such payment shall be due and made upon delivery of the income and expense statement for such month and shall be deducted by Operator out of the Agency Account. The Incentive Fee for any Fiscal Year or partial Fiscal Year during the Term shall be paid to Operator within thirty (30) days after the end of the Fiscal Year or partial Fiscal Year at the time of delivery of the income and expense statement for the Fiscal Year or partial Fiscal Year, shall be payable based upon the computation of the Incentive Fee on a cumulative basis through the end of the Fiscal Year or partial Fiscal Year and shall be subject to adjustment as provided in Section 9.6.
9.5. On or before the tenth (10th) day following the last day of each calendar month (or such other fiscal period as Owner and Operator may determine) of each Fiscal Year during the Term, after (a) payment of Operating Expenses, Fixed Charges and, to the extent the same are to be paid by Operator under this Agreement, debt service, ground rent, capital costs and other amounts, (b) payment or reserving of installments on account of the Incentive Fee, (c) deposits to the FF&E Reserve Account in accordance with the Budget, (d) any required payment to Operator pursuant to Section 9.6 below and (e) retention of working capital as required under Section 7.1 above, all remaining funds in the Agency Account shall be paid to Owner.
9.6. At the end of each Fiscal Year and following receipt by Owner of the annual financial statements set forth in Section 8.3 (or, if audited, following Owner’s receipt of such audited financial statements), an adjustment will be made, if necessary, based on the audit so that Operator shall have received the accurate Basic Fee and Incentive Fee for such Fiscal Year. Within thirty (30) days of receipt by Owner and Operator of such audit, Operator shall either (a) place in the Agency Account or remit to Owner, as appropriate, any excess amounts Operator may have received for such fees during such calendar year or (b) be paid out of the Agency Account or by Owner, as appropriate, any deficiency in the amounts due Operator for the Basic Fee and the Incentive Fee. If such annual audit does not reveal that adjustment should be made to the calculation of the fees payable to Operator, the calculation of the fees shall be deemed final unless Owner objects to such calculation within one hundred twenty (120) days after the end of the applicable Fiscal Year.
9.7. Owner shall be liable for and shall pay or indemnify Operator for any applicable sales, use, excise consumption or similar taxes that are payable to any taxing jurisdiction with respect to any fees, reimbursements or other amounts due to Operator under this Agreement to ensure that the net amount of such fees, reimbursements or other amounts received by Operator shall be equal to the full amount that Operator would have otherwise received if no such taxes applied to such amounts. This Section 9.7 does not apply to federal or state income taxes payable by Operator as a result of its gross or net income relating to any fees collected under this Agreement.

ARTICLE X
CERTAIN DEFINITIONS
10.1. A. The term “Total Revenues” shall mean all income, revenue and proceeds resulting directly or indirectly from the operation of the Hotels and all of its facilities (net of refunds and credits to guests and other items deemed “Allowances” under the Uniform System) which are properly attributable under the Uniform System to the period in question, but in all cases subject to the terms of this Agreement. Subject to Section 10.1(B), Total Revenues shall include, without limitation, all amounts derived from:
(i) The rentals of rooms, banquet facilities and conference facilities;
(ii) The sale of food and beverage whether sold in a bar, lounge or restaurant, delivered to a guest room, sold through an in-room facility or vending machines, provided in meeting or banquet rooms or sold through catering operations, including for any events held off-site of Hotel premises;
(iii) Charges for admittance to or the use of any parking facilities, recreational facilities or any entertainment events at the Hotels;
(iv) Rentals paid under Leases (percentage rent based on the receipts of the tenant, licensee or concessionaire paid to the Hotel or Owner is included in such rentals, but the underlying receipts of any tenant, licensee or concessionaire are not);
(v) Charges for other Hotel services or amenities, including, but not limited to, telephone service, in-room movies, laundry services and spa services; and
(vi) The gross revenue amount on which the proceeds of business interruption or similar insurance are determined, with respect to any period for which such proceeds are received.
     B. Total Revenues shall not include:
(i) Sales or use taxes or similar governmental impositions collected by Owner or Operator;
(ii) Tips, service charges and other gratuities received by Hotel Employees;
(iii) Proceeds of insurance except as set forth in Section 10.1(A);
(iv) Proceeds of the sale or condemnation of the Hotels, any interest therein or any other asset of Owner not sold in the ordinary course of business, or the proceeds of any loans or financings;

(v) Capital contributed by Owner to the Hotels; and
(vi) The receipts of any tenant, licensee or concessionaire under a Lease.
10.2. A. The term “Operating Expenses” shall mean all costs and expenses of maintaining, conducting and supervising the operation of the Hotels and all of their facilities which are properly attributable under the Uniform System to the period in question, but in all cases subject to the terms of this Agreement. Operating Expenses shall include, without limitation:
(i)	The cost of all Operating Equipment and Operating Supplies;

(ii)	Salaries and wages of Hotel Employees, including costs of payroll taxes, employee benefits and severance payments. The salaries or wages of off-site employees or off-site executives of Operator shall not be Operating Expenses, provided that if it becomes necessary for an off-site employee or executive of Operator to temporarily perform services at a Hotel of a nature normally performed by Hotel Employees, his salary (including payroll taxes and employee benefits) for such period only as well as his traveling expenses shall be Operating Expenses and reimbursed to Operator;

(iii)	The cost of all other goods and services obtained in connection with the operation of the Hotels including, without limitation, heat and utilities, laundry, landscaping and exterminating services and office supplies;

(iv)	The cost of all non-capital repairs to and maintenance of the Hotels;

(v)	Insurance premiums (or the allocable portion thereof in the case of blanket policies) for all insurance maintained under Article XII (other than insurance against physical damage to the Hotels) and losses incurred on any self-insured risks (including deductibles);

(vi)	All taxes, assessments, permit fees, inspection fees, and water and sewer charges and other charges (other than income or franchise taxes) payable by or assessed against Owner with respect to the operation of the Hotels, excluding Property Taxes (as defined in Section 10.3);

(vii)	Legal fees and fees of any independent certified public accountant for services directly related to the operation of the Hotels and their facilities;

(viii)	All expenses for advertising the Hotel and all expenses of sales promotion and public relations activities;

(ix)	All out-of-pocket expenses and disbursements reasonably incurred by Operator, pursuant to, in the course of, and directly related to, the management and operation of the Hotels under this Agreement, which fees and disbursements shall be paid out of the Agency Account or paid or reimbursed by Owner to Operator upon demand. Without limiting the generality of the foregoing, such charges may include all reasonable travel, telephone, telegram, facsimile, air express and other incidental expenses and any fees or expenditures required for Operator to operate the Hotels in the given jurisdiction, but, except as otherwise provided in this Agreement, shall not include any of the regular expenses of the central offices maintained by Operator, other than offices maintained at the Hotels for the management of the Hotels. Operator shall maintain and make available to Owner invoices or other evidence supporting such charges;

(x)	The Accounting Fee and any fees or tax levied on those charges by the local jurisdiction;

(xi)	Periodic payments made in the ordinary course of business under any applicable Franchise Agreement;

(xii)	Any other item specified as an Operating Expense in this Agreement; and

(xiii)	Any other cost or charge classified as an Operating Expense or an Administrative and General Expense under the Uniform System unless specifically excluded under the provisions of this Agreement.
     B. Operating Expenses shall not include:
(i)	Amortization and depreciation;

(ii)	The making of or the repayment of any loans or any interest thereon;

(iii)	The costs of any alterations, additions or improvements which for Federal income tax purposes or under the Uniform System or GAAP must be capitalized and amortized over the life of such alteration addition or improvement;

(iv)	Payments on account of any equipment lease that is to be capitalized under GAAP;

(v)	Payments under any ground lease, space lease or easement agreement;

(vi)	Payments into or out of the FF&E Reserve Account; or

(vii)	Any item defined as a Fixed Charge in Section 10.3.
10.3. “Fixed Charges” shall mean the cost of the following items relating to the Hotels or their facilities which are properly attributable under the Uniform System to the period in question:
(i) Real estate taxes, assessments, personal property taxes and any other ad valorem taxes imposed on or levied in connection with the Hotels, the Installations and the FF&E (collectively, “Property Taxes”);
(ii)	Insurance against physical damage to the Hotels; and

(iii)	The Basic Fee.
10.4. “Gross Operating Profit” shall mean the amount, if any, by which Total Revenues exceed Operating Expenses.
10.5. “EBITDA” for any period shall mean the amount, if any, by which Gross Operating Profit for such period exceeds Fixed Charges.
10.6. “Fiscal Year” shall mean each twelve (12) consecutive calendar month period or partial twelve (12) consecutive calendar month period within the Term commencing on January 1st (or, with respect to the first year of the Term, the Commencement Date) and ending on December 31st (or, with respect to the last year of the Term, the expiration or earlier termination of the Term) unless Owner and Operator otherwise agree.
10.7. “Operating Loss” shall mean the amount, if any, by which Operating Expenses exceed Total Revenues.
ARTICLE XI
FF&E RESERVE
11.1. In addition to the Agency Account established pursuant to Section 7.2, an account shall be established at the same institution for a reserve for replacements, substitutions and additions to the FF&E (the “FF&E Reserve Account”). During each Fiscal Year there shall be allocated and paid on a monthly basis to the FF&E Reserve Account from Total Revenues or other funds provided by Owner an amount equal to four percent (4%) of Total Revenues for such Fiscal Year or such amount as may be required under the Major Agreements, whichever is greater.
11.2. All funds in the FF&E Reserve Account, together with any interest earned thereon and the proceeds of any sale of FF&E (which proceeds shall be deposited in the FF&E Reserve Account) shall be used solely for purposes of replacing or refurbishing the FF&E in accordance with the applicable Capital Budget. Any funds remaining in the FF&E Reserve Account at the end of a Fiscal Year shall be carried forward to the next Fiscal Year. The FF&E Reserve Account may be pledged to any lender to the Hotels. Notwithstanding anything contained herein to the contrary, no additional FF&E Reserve Account shall be required to the extent any lender(s) require an FF&E reserve.

ARTICLE XII
INSURANCE
12.1. The following insurance with respect to each Hotel, to the extent such insurance is commercially available, shall be obtained by Owner and maintained throughout the Term at Owner’s sole cost and expense in the amounts as set forth on Exhibit H.
12.2. Operator shall obtain the following insurance with respect to the Hotel Employees and shall maintain such insurance during the Term of this Agreement at Owner’s sole cost and expense:
A.	Worker’s compensation insurance or insurance required by similar employee benefit acts having a minimum per occurrence limit as Owner may deem advisable against all claims which may be brought for personal injury or death of Hotel Employees, but in any event not less than amounts prescribed by applicable state law;

B.	Fidelity insurance, in such amounts and with such deductibles as Owner may require, covering Hotel Employees (including executive employees of Operator) or in job classifications normally insured in other hotels it manages in the United States or otherwise required by law; and

C.	Employment Practices Liability Insurance (“Employment Insurance”) with reasonable limits and deductibles.
12.3. All insurance policies obtained by Owner in accordance with Section 12.1 shall name Owner as the insured party and shall name as additional insured parties (a) Operator, its subsidiaries, affiliates, directors, officers and employees and (b) such other parties as may be required by the terms of the Major Agreements as appropriate. Owner’s coverage shall be primary and non-contributory to any insurance obtained by the Operator.
12.4. All insurance policies shall be in such form and with such companies having a Best’s Rating of A+ or better as shall be reasonably satisfactory to Owner and/or Operator and provided Owner has given Operator detailed written notice of such requirements, shall comply with the requirements of any Major Agreement. Insurance may be provided under blanket or master policies covering one or more other hotels owned by Owner. The portion of the premium for any blanket or master policy which is allocated to each Hotel as an Operating Expense or Fixed Charge shall be determined in an equitable manner by Owner and reasonably approved by Operator and paid out of the Agency Account or, if the funds therein are insufficient, by Owner upon demand therefor by Operator. Such amount shall be determined by a suitable and customary formula applying the specific hotel exposures against appropriate rates to determine the premium allocation for each Hotel.
12.5. All insurance policies shall specify that they cannot be canceled or modified on less than thirty (30) days prior written notice to both Owner and Operator and any additional insureds (or such longer period as may be required under a Major Agreement, provided that Operator has been advised in writing of such period) and shall provide that claims shall be paid notwithstanding any act or negligence of Owner, or Operator unilaterally or on behalf of Owner, including without limitation their respective agents or employees.
12.6. All insurance policies shall provide, to the extent customarily obtainable from the insurance company providing such insurance, that the insurance company will have no right of subrogation against Owner, Operator any party to a Major Agreement or any of their respective agents, employees, partners, members, officers, directors or beneficial owners.
12.7. Owner and Operator hereby release one another from any and all liability, to the extent of the waivers of subrogation obtained under Section 12.6, associated with any damage, loss or liability with respect to which property insurance coverage is provided pursuant to this Article or otherwise.
12.8. The proceeds of any insurance claim (other than proceeds payable to third parties under the terms of the applicable policy) shall be deposited into the Agency Account to the extent of Owner’s interest therein unless otherwise required by the terms of a Major Agreement.
12.9. Operator shall have the right to pay for, or reimburse itself for, insurance required under this Article XII out of the Agency Account. Notwithstanding anything to the contrary set forth in this Agreement, Operator shall have no obligation to obtain or maintain any insurance set forth in this Article if funds from Total Revenues or funds otherwise provided by Owner are not made available to Operator to purchase the same.
12.10. Subject to the provisions of the Budgets and with the prior written consent of the Owner, Operator may act, directly or indirectly, in a brokerage capacity with respect to the insurance required under this Article or as a direct insurer or reinsurer with respect to the same.
ARTICLE XIII
PROPERTY TAXES
13.1. Provided that funds from Total Revenues or funds otherwise provided by Owner are available, and provided that Operator has received written notice thereof sufficiently in advance to make such payments, Operator shall pay all Property Taxes on behalf of Owner not less than ten (10) days prior to the applicable due dates. Upon Owner’s request, Operator shall promptly furnish Owner with proof of payment of Property Taxes.
13.2. Owner may contest the validity or amount of any Property Tax (a “Tax Contest”), and Operator agrees to cooperate with Owner in a Tax Contest and execute any documents or pleadings required for such purpose, provided that the facts set forth in such documents or pleadings are accurate and that such cooperation or execution does not impose any liability on Operator. All costs and expenses incurred by Owner and Operator in connection with a Tax Contest shall be Fixed Expenses.

ARTICLE XIV
REPAIRS AND MAINTENANCE
14.1. Operator shall perform ordinary repairs and maintenance at the Hotels, subject to the Budgets and Owner providing sufficient funding, to keep the Hotels in compliance with the Hotel Standard. Ordinary repairs shall include only those which are normally expenses under GAAP. The cost of ordinary repairs shall be paid from Total Revenues and shall be treated as an Operating Expense.
14.2. Operator shall, from time-to-time, make or cause to be made replacements and renewals to the FF&E of the Hotels and shall make Routine Capital Expenditures (as defined below) in accordance with the Budgets and from the FF&E Reserve Account. Costs of the foregoing shall be expensed in the then-current Fiscal Year in accordance with GAAP. As used herein, Routine Capital Expenditures shall mean expenses which are classified as capital expenditures under GAAP and shall consist of non-material expenditures; by way of example, repainting interiors of the Hotels, resurfacing parking lots and other miscellaneous expenditures.
14.3. Operator shall prepare an annual estimate of non-Routine Capital Expenditures to the Hotels, including without limitation the structure, the exterior façade, the mechanical, electrical, heating, ventilating, air conditioning, or plumbing systems. Operator shall submit the estimate to the Owner for its approval at the time of the annual budgeting process as part of the Capital Budget.
14.4. After notice to Owner, if practicable, Operator may take appropriate remedial action without Owner consent in the event of: (i) an emergency threatening the health and safety of a Hotel or its guests or employees; or (ii) if the expenditures are necessary to avoid Operator’s exposure to any civil or criminal liability. Operator shall make good faith attempts to contact and notify Owner of prior to undertaking such remedial action and in all events shall notify Owner within twenty-four (24) hours after Operator takes such action. Operator shall have the right to participate in any decisions that affect any conditions as described in this Section 14.4.
14.5. If Owner directly performs or contracts for repair, maintenance, refurbishing, construction or renovations at a Hotel, Owner must coordinate, and require its contractors and subcontractors to coordinate, with Operator including, but not limited to, causing any Owner employees, contractors or subcontractors to comply with safety and security rules of the Hotel and communicate on a regular basis the activities being performed at the Hotel to assure the health, safety and efficient operation of the Hotel and its guests and employees. Owner must comply with all laws, obtain all necessary permits and shall provide Operator copies of any permits prior to commencement of any such activities.
ARTICLE XV
COVENANTS AND REPRESENTATIONS
15.1. Owner represents, warrants and covenants that it holds good and marketable leasehold title to the Hotels and that Land Holder holds good and marketable fee or leasehold title to the Hotels, except for easements or encumbrances that do not adversely affect the operation of the Hotels, mortgages or liens for taxes, assessment levies or other public charges not yet due or payable.
15.2. Owner covenants and represents that, at a minimum, it has conducted Environmental Phase I surveys at the time Owner acquired or leased the Hotels and that there are no Hazardous Materials on any portion of the Hotels or their surrounding sites; that no Hazardous Materials have been released or discharged on the Hotels or their surrounding sites, in either case in violation of applicable law. Owner agrees that it has provided Operator with all information and reports regarding the environmental condition of the Hotels and any hazards that are contained in or around the Hotels, including, but not limited to, any Environmental Phase I or Phase II reports that may have been performed. Owner shall update Operator immediately upon any change of this information or status. In the event of the discovery of any Hazardous Materials on any portion of the Hotels or their surrounding sites, Owner shall promptly remove such Hazardous Materials that are at the Hotels in violation of applicable law and shall remedy the problem in accordance with all laws, rules and regulations of any governmental authority. Owner shall indemnify, defend and hold Operator harmless from and against all losses, expenses and liabilities (including but not limited to any professional fees incurred by Operator to assess the situation or obtain advice on how to proceed) in the event of a violation of this section or Owner’s failure to act promptly in accordance with this Section, except to the extent Operator is required to indemnify Owner under Section 23.1 hereof. Hazardous Materials shall mean any substance or material identified by any law, rule or regulation as being hazardous to the health and safety or guests or employees and requiring the monitoring, clean up or removal of such substance. Hazardous Materials shall include, but not be limited to, asbestos, lead-based paint and PCB’s.
15.3. Owner represents, warrants and covenants that neither it, nor any of its affiliates (or any of their respective principals, partners or funding sources), is nor will become (i) a person designated by the U.S. Department of Treasury’s Office of Foreign Asset Control as a “specially designated national or blocked person” or similar status, (ii) a person described in Section 1 of U.S. Executive Order 13224 issued on September 23, 2001; (iii) a person otherwise identified by a government or legal authority as a person with whom Owner or Operator is prohibited from transacting business; (iv) directly or indirectly owned or controlled by the government of any country that is subject to an embargo by the United States government; or (v) a person acting on behalf of a government of any country that is subject to an embargo by the United States government. Owner agrees that it will notify Operator in writing immediately upon the occurrence of any event which would render the foregoing representations and warranties contained in this Section 15.3 incorrect.
15.4. Owner represents, warrants and covenants: (A) that it is familiar with the United States Foreign Corrupt Practices Act, 15 U.S.C. §§ 778dd-2 (the “FCPA”), a copy of which is available at http://www.usdoj.gov/criminal/fraud/fcpa.html, and the purposes of the FCPA, and in particular, the FCPA’s prohibition of the payment or the gift of any item of value, either directly or indirectly, by a company organized under the laws of the United States of America, or any of its states, to an official of a foreign government for the purpose of influencing an act or decision in such person’s official capacity, or inducing such person to use influence with the foreign government to assist a company in obtaining or retaining business for, with, or in that foreign country or directing business to any person or company or obtaining an improper advantage, and (B) that it has not taken, and during the Term of this Agreement it will not take, any action that would constitute a violation of the FCPA or any similar law.

15.5. Owner represents, warrants and covenants that it is in full compliance with all Major Agreements, that Owner has not received any notice of breach of any of such Major Agreements and that Owner will maintain full compliance with all such Major Agreements during the Term of this Agreement. Owner agrees to promptly provide to Operator copies of any notice of default or breach received under any Major Agreement. Notwithstanding the foregoing, the Franchise Agreement defaults set forth on Schedule 15.5 shall not be deemed Events of Default under this Agreement unless Owner fails to cure such defaults within the applicable cure periods required by the Hotel’s franchisor.
15.6. Owner represents, warrants and covenants as follows:
A.	Owner is duly organized, validly existing and qualified to conduct its business, and has full power and authority to enter into and fully perform and comply with the terms of this Agreement.

B.	Neither the execution and delivery of this Agreement nor its performance by Owner will conflict with or result in a breach of any contract, agreement, law, rule or regulation to which it is bound.

C.	This Agreement is valid and enforceable against Owner in accordance with its terms and each instrument to be executed by Owner pursuant to this Agreement or in connection herewith will, when executed and delivered, be valid and enforceable against Owner in accordance with its terms, subject to the effect of (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally, and (ii) the application of general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity).

D.	There is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding (whether federal, state, local or foreign) pending or, to Owner’s knowledge, threatened against Owner or any equity holder of Owner or of Owner’s affiliates or their equity holders or any of their respective properties, assets, rights or business before any court or governmental department, commission, board, bureau, agency or instrumentality or any arbitrator, that may have a material adverse effect on Owner or that draws into question the validity of this Agreement or the ability of Owner to perform its obligations hereunder.
15.7. Operator represents, warrants and covenants as follows:
A.	Operator is duly organized, validly existing and qualified to conduct its business, and has full power and authority to enter into and fully perform and comply with the terms of this Agreement.

B.	Neither the execution and delivery of this Agreement nor its performance by Operator will conflict with or result in a breach of any contract, agreement, law, rule or regulation to which it is bound.

C.	This Agreement is valid and enforceable against Operator in accordance with its terms and each instrument to be executed by Operator pursuant to this Agreement or in connection herewith will, when executed and delivered, be valid and enforceable against Operator in accordance with its terms, subject to the effect of (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally, and (ii) the application of general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity).

D.	There is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding (whether federal, state, local or foreign) pending or, to Operator’s knowledge, threatened against Operator or any member of Operator or of Operator’s affiliates or their members or any of their respective properties, assets, rights or business before any court or governmental department, commission, board, bureau, agency or instrumentality or any arbitrator, that may have a material adverse effect on Operator or that draws into question the validity of this Agreement or the ability of Operator to perform its obligations hereunder.

E.	Neither it, nor any of its affiliates (or any of their respective principals, partners or funding sources), is nor will become (i) a person designated by the U.S. Department of Treasury’s Office of Foreign Asset Control as a “specially designated national or blocked person” or similar status, (ii) a person described in Section 1 of U.S. Executive Order 13224 issued on September 23, 2001; (iii) a person otherwise identified by a government or legal authority as a person with whom Owner or Operator is prohibited from transacting business; (iv) directly or indirectly owned or controlled by the government of any country that is subject to an embargo by the United States government; or (v) a person acting on behalf of a government of any country that is subject to an embargo by the United States government. Operator agrees that it will notify Owner in writing immediately upon the occurrence of any event which would render the foregoing representations and warranties contained in this Section 15.7(E) incorrect.

F.	That (1) it is familiar with the United States Foreign Corrupt Practices Act, 15 U.S.C. §§ 778dd-2 (the “FCPA”), a copy of which is available at http://www.usdoj.gov/criminal/fraud/fcpa.html, and the purposes of the FCPA, and in particular, the FCPA’s prohibition of the payment or the gift of any item of value, either directly or indirectly, by a company organized under the laws of the United States of America, or any of its states, to an official of a foreign government for the purpose of influencing an act or decision in such person’s official capacity, or inducing such person to use influence with the foreign government to assist a company in obtaining or retaining business for, with, or in that foreign country or directing business to any person or company or obtaining an improper advantage, and (2) it has not taken, and during the Term of this Agreement it will not take, any action that would constitute a violation of the FCPA or any similar law.

15.8. Operator hereby agrees, for the benefit of Owner, its successors and assigns, that Operator will not own, operate, lease or otherwise have an interest in, directly or indirectly, in any hotel in the Competitive Set of a Hotel during the Operating Term except for those Hotels shown on the attached Exhibit I unless expressly permitted by Owner. If Operator elects to do so without Owner’s consent, Owner’s sole remedy shall be termination of this Agreement solely with respect to the Hotel(s) for which the other hotel is in their Competitive Set, without payment of any termination fee, upon at least thirty (30) days prior written notice to Operator.
ARTICLE XVI
DAMAGE OR DESTRUCTION; CONDEMNATION
16.1. If a Hotel is damaged by fire or other casualty, Operator shall promptly notify Owner. This Agreement shall remain in full force and effect subsequent to such casualty; provided that:
     A. either party may terminate this Agreement upon thirty days prior written notice to the other party if (i) Owner shall elect to close such Hotel as a result of such casualty (except on a temporary basis for repairs or restoration) or (ii) Owner shall determine in good faith not to proceed with the restoration of such Hotel; and
     B. Owner or Operator may terminate this Agreement upon thirty days prior written notice to the other party if twenty percent (20%) or more of the rooms in such Hotel are unavailable for rental for a period of sixty (60) days or more as a result of such casualty; provided that, if Owner terminates this Agreement pursuant to this Section 16.1(B), such termination shall be deemed an At-Will Termination (as defined in Section 19.3).
16.2. If all or any portion of a Hotel becomes the subject of a condemnation proceeding or if Operator learns that any such proceeding may be commenced, Operator shall promptly notify Owner upon Operator’s receipt of written notice thereof. Either party may terminate this Agreement with respect to a Hotel on thirty (30) days written notice to the other party if (a) all or substantially all of such Hotel is taken through condemnation or (b) less than all or substantially all of such Hotel is taken, but, in the reasonable judgment of the party giving the termination notice, such Hotel cannot, after giving effect to any restoration as might be reasonably accomplished through available funds from the condemnation award, be profitably operated as a hotel similar to that of the Hotel immediately prior to such condemnation.
16.3. Any condemnation award or similar compensation shall be the property of Owner, provided that Operator shall have the right to bring a separate proceeding against the condemning authority for any damages and expenses specifically incurred by Operator as a result of such condemnation.
ARTICLE XVII
REIT PROVISIONS
17.1. From the Commencement Date through the end of the Term:

     (a) no wagering activities shall be conducted at or in connection with any Hotel by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with the applicable Hotel; and
     (b) Operator shall qualify as an “eligible independent contractor” as defined in Section 856(d)(9) of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to Lessee and the REIT. To that end, Operator shall satisfy the following requirements:
     (i) Operator shall not own, directly or indirectly (within the meaning of Section 856(d)(5) of the Code), more than thirty-five percent (35%) of the outstanding stock of the REIT;
     (ii) No more than thirty-five percent (35%) of the ownership interest in Operator’s assets or net profits shall be owned, directly or indirectly, by one or more persons owning thirty-five percent (35%) or more of the outstanding stock of the REIT; and
     (iii) As of the Commencement Date and as of the commencement of any Renewal Term (each, a “Renewal Commencement Date”), Operator shall be (or shall, within the definition of Section 856(d)(9)(F), be related to a person (“Related Person”) that is) actively engaged in the trade or business of operating “qualified lodging facilities” (defined below) for a person who is not a “related person” within the meaning of Section 856(d)(9)(F) of the Code with respect to the REIT (“Unrelated Persons”). In order to meet this requirement, Operator shall, as of the Commencement Date and each Renewal Commencement Date, reasonably project that it (or any Related Person) will derive at least 10% of both its revenue and profit from operating “qualified lodging facilities” (defined below) that Operator or a Related Person operates as of the Commencement Date and each Renewal Commencement Date, as applicable, for Unrelated Persons for (i) the one-year period following the Commencement Date or the Renewal Commencement Date, as applicable, and (ii) the Initial Term or the Renewal Term, as applicable. Upon request from the REIT, Operator shall provide documentation reasonably necessary to verify the representation in the preceding sentence. A “qualified lodging facility,” as defined in Section 856(d)(9)(D) of the Code, means a “lodging facility” (defined below), unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “lodging facility” is a hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis, and includes customary amenities and facilities operated as part of, or associated with, the lodging facility so long as such amenities and facilities are customary for other properties of a comparable size and class owned by other owners unrelated to the REIT.
ARTICLE XVIII
EVENTS OF DEFAULT
18.1. The following shall constitute events of default for which the non-defaulting party may terminate this Agreement with respect to any individual Hotel or Hotels as described below:
A.	If either party shall be in default in the payment of any amount required to be paid under the terms of this Agreement, and such default continues for a period of ten (10) days after written notice from the non-defaulting party;

B.	If either party shall be in material default of its obligations under this Agreement that is reasonably likely to result in a threat to the health and safety of a Hotel’s employees or guests, then this Agreement may be terminated upon written notice from the non-defaulting party if such default is not immediately cured;

C.	If either party shall be in material default in the performance of its other obligations under this Agreement, and such default continues for a period of thirty (30) days after written notice from the non-defaulting party, provided that if such default cannot by its nature reasonably be cured within such thirty (30) day period, an event of default shall not occur if and so long as the defaulting party promptly commences and diligently pursues the curing of such default;

D.	If either party shall (i) make an assignment for the benefit of creditors, (ii) institute any proceeding seeking relief under any federal or state bankruptcy or insolvency laws, (iii) institute any proceeding seeking the appointment of a receiver, trustee, custodian or similar official for its business or assets or (iv) consent to the institution against it of any such proceeding by any other person or entity (an “Involuntary Proceeding”);

E.	If an Involuntary Proceeding shall be commenced against either party and shall remain undismissed for a period of sixty (60) days;

F.	If Owner violates Sections 15.3 or 15.4 hereof, in which case Operator may terminate this Agreement immediately; or

G.	If Operator violates any provision of Article XVII hereof, in which case Owner may terminate this Agreement immediately.
18.2. Unless otherwise stated in Section 18.1 hereof, if any event of default shall occur, the non-defaulting party may terminate this Agreement with respect to the applicable Hotel(s) on five (5) days prior notice to the defaulting party.
18.3. The right of termination set forth in Section 18.2 shall not be in substitution for, but shall be in addition to, any and all rights and remedies for breach of contract available in law or at equity.
18.4. Neither party shall be deemed to be in default of its obligations under this Agreement if and to the extent that such party is unable to perform such obligation as a result of fire or other casualty, act of God, strike or other labor unrest, unavailability of materials, war, terrorist activity, riot or other civil commotion or any other cause beyond the control of such party (a “Force Majeure Event”) (which shall not include the inability of such party to meet its financial obligations).

18.5. Each of the parties hereto irrevocably waives any right such party may have against the other party hereto at law, in equity or otherwise to any consequential damages, punitive damages or exemplary damages.
18.6. Notwithstanding anything to the contrary contained in this Agreement, if, within thirty (30) days after receiving Operator’s written request, Owner fails to approve any changes, repairs, alterations, improvements, renewals or replacements to a Hotel which Operator determines in its reasonable judgment are necessary to (i) protect such Hotel, Owner and/or Operator from innkeeper liability exposure, (ii) ensure material compliance with any applicable code requirements pertaining to life safety systems requirements or (iii) ensure material compliance with any applicable state, local or federal employment law, including without limitation the Americans with Disabilities Act, then Operator may terminate this Agreement with respect to such Hotel upon thirty (30) days’ written notice to Owner delivered at any time after the expiration of Owner’s thirty (30) day approval period. Owner shall pay to Operator the At-Will Termination Fee (as defined in Section 19.3) upon any termination of this Agreement pursuant to this Section, which At-Will Termination Fee shall be due and payable upon the effective date of the termination of this Agreement with respect to such Hotel.
ARTICLE XIX
TERMINATION OF AGREEMENT
19.1. Upon termination of this Agreement with respect to any individual Hotel, the rights and obligations of the parties will cease with respect to such Hotel except as to fees and reimbursements due the Operator and other claims of liabilities of either party which accrued or arose before the effective date of termination, but shall remain in full force and effect with respect to all other Hotels. Upon termination of this Agreement for any reason during the Term of this Agreement, Operator and Owner agree to sign any documents reasonably necessary to effect such termination or change in management for the applicable Hotel(s) and Owner shall pay to Operator all amounts due under this Agreement with respect to such Hotel(s) through the effective date of termination.
19.2. In addition to the other termination rights provided in this Agreement:
     A. Beginning with Fiscal Year 2011, if a Hotel fails to achieve as of the end of any Fiscal Year (i) actual Gross Operating Profit of at least eighty-seven and one-half percent (87.5%) of the budgeted Gross Operating Profit for such Hotel for such Fiscal Year, AND (ii) eighty-seven and one-half percent (87.5%) of such Hotel’s RevPAR Benchmark (collectively, a “Performance Failure”), subject to clauses (B) and (C) below, Owner may terminate this Agreement with respect to such Hotel upon sixty (60) days prior written notice to Operator with no termination fee or similar compensation. The effectiveness of any such notice of termination, however, shall be stayed until completion of the applicable cure periods set forth in clause (B) below.
     B. Notwithstanding the foregoing:
     (i) If a Performance Failure occurs with respect to a Fiscal Year, but the Hotel achieves as of the end of the immediately following Fiscal Year (1) actual Gross Operating Profit of at least eighty-seven and one-half percent (87.5%) of the budgeted Gross Operating Profit for such Hotel for such Fiscal Year, OR (2) eighty-seven and one-half percent (87.5%) of such Hotel’s RevPAR Benchmark, then the Performance Failure shall be deemed cured and Owner shall have no right to terminate for such Performance Failure (and any notice of termination with respect thereto shall be deemed null and void).
     (ii) If Owner notifies Operator that Owner elects to terminate this Agreement with respect to a Hotel for a Performance Failure, Operator shall have a right exercisable no more than two (2) times per Hotel, in its sole discretion, to cure the Performance Failure by, within thirty (30) days of receipt of Owner’s termination notice, making a payment to Owner equal to the amount by which eighty-seven and one-half percent (87.5%) of the budgeted Gross Operating Profit for such Hotel exceeds actual Gross Operating Profit for such Hotel for such Fiscal Year. In such case, Owner’s notice of termination shall be deemed null and void. Upon the occurrence of a third Performance Failure (but subject to clause (B)(i) above), Owner shall have the right to terminate this Agreement with respect to such Hotel without the payment of a termination fee upon sixty (60) days prior written notice to Operator.
For purposes hereof:
     “RevPAR Benchmark” means the Hotel’s RevPAR Index for the trailing 12-months ending on the Commencement Date.
     “RevPAR Index” means the RevPAR Index included in the STR Report produced for the Hotel by Smith Travel Research or, if Smith Travel Research no longer is in existence at any time during the Term, the successor of Smith Travel Research or such other industry resource that is equally as reputable as Smith Travel Research will be substituted, in order to obtain substantially the same result as would be obtained if Smith Travel Research has not ceased to be in existence.
     “Competitive Set” for each Hotel means the hotels listed on Exhibit J attached hereto, or such other hotels as may be reasonably agreed upon by Owner and Operator from time to time during the Term. The Owner and Operator shall discuss at least once a year, and upon any major change to an existing hotel in the Competitive Set, the composition of the Competitive Set. Any changes to a Hotel’s Competitive Set must be mutually agreed upon by Owner and Operator.
     C. In the event of the occurrence of any Force Majeure Event (as defined below), Owner shall not be entitled to exercise its termination right under this Section 19.2 with respect to any period of time in which such Force Majeure Event occurred or is continuing.
19.3. In addition to the other termination rights provided in this Agreement and notwithstanding anything contained therein to the contrary:
     A. (i) Owner may terminate this Agreement with respect to an individual Hotel upon the sale of such Hotel to a bona fide unaffiliated third party, so long as (a) Owner provides to

Operator at least sixty (60) days prior written notice of termination, (b) all amounts due Operator under this Agreement with respect to such Hotel have been paid in full, and(c) subject to clause (ii) below, Owner pays Operator the Sale Termination Fee (as defined below) on the effective date of termination.
          For the purposes of this Section 19.3(A), the “Sale Termination Fee” shall be equal to an amount which would provide Operator with a thirty percent (30%) Internal Rate of Return (as defined below) with respect to the following cash flows for such Hotel: (x) the Hotel Allocated Value (as defined below) as the initial outflow and (y) as inflows, as and when paid to Operator:
(1) fifty percent (50%) of the Basic Fees and Accounting actually collected by Operator for such terminated Hotel for each Fiscal Year from the date the Hotel was added to this Agreement through the date of termination of this Agreement with respect to such Hotel; plus
(2) if for any given Fiscal Year, an Incentive Fee was earned and collected by Operator under Section 9.3 and the EBITDA Percentage (as defined below) of the terminated Hotel is above the mean of all the Hotels’ EBITDA Percentage for such Fiscal Year, fifty percent (50%) of the Incentive Fee allocable to the terminated Hotel and actually collected by Operator for each Fiscal Year from the date the Hotel was added to this Agreement through the date of termination of this Agreement with respect to such Hotel.
The Incentive Fee allocable to the terminated Hotel for each Fiscal Year, if applicable, shall be calculated by multiplying the actual Incentive Fee, if any, for each Fiscal Year by a fraction, the numerator of which is the trailing 12-month EBITDA of the terminated Hotel, and the denominator of which is the aggregate 12-month EBITDA for all Hotels that were covered by this Agreement in determining the Incentive Fee for the Fiscal Year in question.
     (ii) If Owner and Operator add an Additional Hotel (as defined in Section 24.1) to this Agreement:
     (a) within nine (9) months following the termination of this Agreement pursuant to Section 19.3(A)(i) with respect to a Hotel (the “Replacement Window Period”), and
     (b) with an expiration date with respect to such Additional Hotel that is equal to the original expiration date plus the number of days following commencement of the Replacement Window Period required by Owner to add the Additional Hotel to this Agreement, then the payment of the Sale Termination Fee with respect to such terminated Hotel shall (x) if not yet paid to Operator, be offset or (y) if paid to Operator, be credited against future Sale Termination Fees due and payable from Owner. The amount of the offset or credit shall be determined by multiplying the Sale Termination Fee by a fraction, the numerator of which is the aggregate projected fifty percent (50%) of Basic Fees and Accounting Fees allocable to the Additional Hotel for the next 12-months and the denominator of which is the aggregate fifty percent (50%) of projected aggregate Basic Fees and Accounting Fees allocable to the terminated Hotel, for the next 12-months (determined by such terminated Hotel’s Budget). Further, if Owner and Operator add an Additional Hotel to this Agreement during a time period outside of a Replacement Window Period, Owner shall receive a credit with respect to future terminations of Hotels subject to the this Agreement (i.e., those terminated following the addition of such Additional Hotel to this Agreement) equal for each such Additional Hotel to the present value of the aggregate fifty percent (50%) of projected Basic Fees and Accounting Fees allocable to the Additional Hotel, discounted at a rate of thirty percent (30%). Projected Basic Fees for an Additional Hotel shall be calculated by multiplying (i) the mean of the actual Total Revenues of such Additional Hotel for the prior three (3) Fiscal Years by (ii) the Basic Fee set forth in Section 9.1 hereof, and increasing such product by the CPI. Projected Accounting Fees for an Additional Hotel shall be the Accounting Fee set forth in Section 9.2 hereof multiplied by twelve (12).
     B. In addition, and notwithstanding anything contained in this Agreement to the contrary, Owner may terminate this Agreement with respect to up to five (5) Hotels during any Fiscal Year, with or without cause, so long as (i) Owner provides to Operator at least sixty (60) days prior written notice of termination, (ii) all amounts due Operator under this Agreement with respect to such Hotels have been paid in full, and (iii) Owner pays Operator the At Will Termination Fee (as defined below) on the effective date(s) of termination. For the purposes of this Section 19.3(B), the “At Will Termination Fee” shall be equal to the Sale Termination Fee; provided, however, solely for the first (5) terminations with respect a Hotel, if the effective date of such termination occurs on or before the end of the eighteenth (18th) month following the Commencement Date, the Internal Rate of Return (as defined below) in such calculation shall be twenty percent (20%) instead of thirty percent (30%).
     C. For the purposes of this Agreement:
     (i) “EBITDA Percentage” for any period shall mean EBITDA for such period divided by Total Revenues for such period.
     (ii) “Hotel Allocated Value” shall mean the dollar amount set forth on Exhibit K with respect to each Hotel.
     (iii) “Internal Rate of Return” shall mean the internal rate of return calculated for a stream of payments using the XIRR function on Microsoft Excel.
19.4. Operator and Owner agree that upon termination, there may be certain adjustments to the final accounting for which information may not be available at the time of the final accounting and the parties agree to readjust such amounts and make the required cash adjustments when such information becomes available; provided, however, but subject to the provisions of Article XXIII hereof, all accounts shall be deemed final ninety (90) days after termination of the Agreement.
19.5. Operator shall release to Owner any of Owner’s funds and accounts controlled by Operator, except as stated herein.

19.6. With the exception of employment records, Operator shall provide or make available to Owner all books and records with respect to a Hotel upon termination of this Agreement with respect to such Hotel.
19.7. To the extent permitted by applicable laws, Operator shall cooperate with Owner to assign any permits or licenses to Owner or the subsequent manager or owner; provided that (i) Owner give Operator sufficient time to effect such transfers; (ii) Owner shall cooperate and require that the new manager and/or owner to cooperate with Operator with respect to such transfers; (iii) Owner shall pay or reimburse any costs or expenses, including reasonable attorney fees, incurred by Operator in connection with these efforts.
19.8. All software and hardware, used at the Hotel which is owned, licensed or proprietary to Operator or its affiliated companies shall remain the exclusive property of Operator. Operator shall have the right to remove such software and hardware, and Owner access to any proprietary systems without compensation to Owner. Owner assumes all liability and shall indemnify Operator if Owner uses illegally licensed software.
19.9. Intentionally Deleted.
19.10. Owner shall cause the succeeding employer to hire a sufficient number of employees at the Hotel to avoid the occurrence of a “closing” under the WARN Act and shall otherwise comply with its obligations under Section 4.3 hereof, or shall provide Operator with sufficient notice of termination to allow Operator to comply with the WARN Act and avoid any liability thereunder.
ARTICLE XX
ASSIGNMENT
20.1. Operator shall not assign or pledge this Agreement without the prior written consent of Owner; provided that, Operator may, without the consent of Owner, assign this Agreement to (a) any entity controlling, controlled by or under common control with Operator (control being deemed to mean the ownership of fifty percent (50%) or more of the stock or other beneficial interest in such entity and/or the power to direct the day-to-day operations of such entity); (b) any entity which is the successor by merger, consolidation or reorganization of Operator or Operator’s general partner, managing member or parent corporation or (c) the purchaser of all or substantially all of the hotel management business of Operator or Operator’s general partner, managing member or parent corporation, unless any such assignment results in a Change in Control of Operator or Interstate Hotels & Resorts, Inc. (“IHR”). For purposes of this Agreement, a “Change in Control” of Operator or IHR shall mean a change of fifty percent (50%) or more of the voting control of Operator or IHR, in a single transaction or series of transactions constituting a single transaction (unless arising from the issuance in an underwritten public offering by IHR of voting stock or instruments convertible into voting stock) that, within six (6) months following the closing of such transaction, results in (i) a change in a majority of the members of the Board of Directors of IHR and (ii) at the direction of such newly constituted Board of Directors, a substantial change in the identity of the operating team responsible for the portfolio of Hotels owned by Owner and operated under this Agreement. If Operator assigns this Agreement under subsection (a), (b) or (c) above and such assignment results in a Change in Control of Operator or IHR, then Owner, as its sole remedy, shall have the right to terminate this Agreement upon at least sixty (60) days’ prior written notice to Operator and upon any such termination, Operator shall not be entitled to any termination fee or similar compensation. If Operator assigns this Agreement under subsection (a), (b) or (c) above and such assignment does not result in a Change in Control of Operator or IHR, and such assignee agrees in writing to be bound by this Agreement and assumes in writing all of Operator’s obligations under this Agreement from and after the effective date of such assignment, Owner agrees to attorn to the assignee.
     Nothing in this Agreement shall prohibit or be deemed to prohibit any pledge by Operator of the Basic Fee, Incentive Fee or any other amounts received by Operator under this Agreement to any lender as collateral security for debt of Operator and/or Operator’s affiliates.
20.2. Owner shall not assign or pledge this Agreement without the prior written consent of Operator; provided that, Owner may assign this Agreement without Operator’s consent to any person or entity acquiring Owner’s leasehold interest and/or Land Holder’s fee or leasehold interest in a Hotel as of the effective date of such acquisition if (a) Owner provides Operator with thirty (30) days prior written notice of such assignment, and (b) such assignee agrees in writing to be bound by this Agreement and assumes in writing all of Owner’s obligations under this Agreement from and after the effective date of such assignment.
20.3. Upon any permitted assignment of this Agreement and the assumption of this Agreement by the assignee, the assignor shall be relieved of any obligation or liability under this Agreement arising after the effective date of the assignment.
ARTICLE XXI
NOTICES
21.1. Any notice, statement or demand required to be given under this Agreement shall be in writing, sent by certified mail, postage prepaid, return receipt requested, or by facsimile transmission, receipt electronically or verbally confirmed, or by nationally-recognized overnight courier, receipt confirmed, addressed if to:

Owner:	c/o Summit Hotel Properties, Inc. 2701 S. Minnesota, Suite 6 Sioux Falls, SD 57105 Attention: Dan Hansen Facsimile No.: (605) 362-9388

With copies to:

and Operator:	Interstate Management Company, LLC

c/o Interstate Hotels & Resorts, Inc. 4501 N. Fairfax Drive, Suite 500 Arlington, VA 22203 Attention: Executive Vice President and General Counsel Facsimile No.: (703) 542-0965
or to such other addresses as Operator and Owner shall designate in the manner provided in this Section 21.1. Any notice or other communication shall be deemed given (a) on the date three (3) business days after it shall have been mailed, if sent by certified mail, (b) on the business day it shall have been sent by facsimile transmission (unless sent on a non-business day or after business hours in which event it shall be deemed given on the following business day), or (c) on the date received if it shall have been given to a nationally-recognized overnight courier service.
ARTICLE XXII
SUBORDINATION; ESTOPPELS; RECOGNITION
22.1. Operator acknowledges and agrees that its rights under this Agreement are subject and subordinate to the lien of any first mortgage or deed of trust loan, or any junior mortgage or deed of trust loan held by an institutional investor, encumbering one or more Hotels whether now or hereafter existing; provided, however, that (i) Operator shall not be obligated to waive or forbear from receiving, on a current basis and as and when due under this Agreement, any and all fees due to it under this Agreement prior to an event of default under any such mortgage or deed of trust and (ii) Operator shall not be obligated to waive, or to forbear from exercising (unless and to the extent Operator receives adequate assurance, in Operator’s good faith business judgment, that it will be paid or reimbursed for any and all amounts due to Operator under this Agreement during the period of any such forbearance, which period will not exceed 60 days in any event) any right it may have to terminate this Agreement pursuant to Article 18 above. The provisions of this Section 22.1 shall be self operative but Operator agrees to execute and deliver promptly any document or certificate containing such other terms as may be customary and reasonable confirming such subordination as Owner or the holder of any such lien may reasonably request.
22.2. If any person or entity making or holding a loan to be secured by a mortgage or deed of trust encumbering one or more Hotels shall request that Operator agree to modifications of this Agreement, Operator shall enter into an agreement setting forth such modifications provided that the same do not adversely affect the rights or obligations of Operator under this Agreement. Such modifications may include, but shall not be limited to, Operator’s agreement to give simultaneous notice of, and the opportunity to cure within the applicable cure period set forth herein, any defaults on the part of Owner to such person or entity.
22.3. Owner and Operator agree that from time to time upon the request of the other party or a party to a Major Agreement, it shall execute and deliver within ten (10) days after the request a certificate confirming that this Agreement is in full force and effect, stating whether this Agreement has been modified and supplying such other information as the requesting party may reasonably require.

ARTICLE XXIII
INDEMNIFICATION
23.1. Operator hereby agrees to indemnify, defend and hold Owner (and Owner’s agents, principals, shareholders, partners, members, officers, directors and employees) harmless from and against all liabilities, losses, claims, damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees and expenses) that may be incurred by or asserted against any such party and that arise from (a) the fraud, willful misconduct or gross negligence of the off-site employees of Operator or Key Hotel Personnel, (b) the breach by Operator of any provision of this Agreement caused by the fraud, willful misconduct or gross negligence of the off-site employees of Operator or Key Hotel Personnel, or (c) any action taken by Operator which is beyond the scope of Operator’s authority under this Agreement. Owner shall promptly provide Operator with written notice of any claim or suit brought against it by a third party which might result in such indemnification. Owner shall cooperate with the Operator or its counsel in the preparation and conduct of any defense to any such claim or suit.
23.2. Except as provided in Section 23.1, Owner hereby agrees to indemnify, defend and hold Operator (and Operator’s agents, principals, shareholders, partners, members, officers, directors and employees) harmless from and against all liabilities, losses, claims, damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees and expenses; and any additional tax (excluding any tax that is based on net or gross income of Operator or its affiliates) and interest and penalties thereon) that may be incurred by or asserted against Operator and that arise from or in connection with (a) the performance of Operator’s services under this Agreement, (b) any act or omission (whether or not willful, tortious, or negligent) of Owner or any third party or (c) or any other occurrence related to the Hotels and/or Operator’s duties under this Agreement whether arising before, during or after the Term. Operator shall promptly provide Owner with written notice of any claim or suit brought against it by a third party which might result in such indemnification. Operator shall cooperate with the Owner or its counsel in the preparation and conduct of any defense to any such claim or suit.
23.3. Supplementing the provisions of Sections 23.1 and 23.2, if any claim shall be made against Owner and/or Operator which is based upon a violation or alleged violation of the Employment Laws (an “Employment Claim”), the Employment Claim shall fall within Operator’s indemnification obligations under Section 23.1 ONLY IF it is based upon (a) the willful misconduct or gross negligence of Operator’s off-site employees or Key Hotel Personnel or (b) Operator’s breach of its obligations under Section 4.6 and shall otherwise fall within Owner’s indemnification obligations under Section 23.2.
23.4. If any action, lawsuit or other proceeding shall be brought against any party (the “Indemnified Party”) hereunder arising out of or based upon any of the matters for which such party is indemnified under this Agreement, such Indemnified Party shall promptly notify the party required to provide indemnification hereunder (the “Obligor”) in writing (which may be in the form of email) thereof and Obligor shall promptly assume the defense thereof (including without limitation the employment of counsel selected by Obligor) unless otherwise agreed to by the parties as provided herein, such defense to be subject to the consent of the Indemnified Party, which consent shall not be unreasonably withheld (provided, however, by way of illustration and not limitation, it shall be reasonable for the Indemnified Party to deny consent to any settlement that requires the Indemnified Party to admit guilt or liability). The Indemnified Party shall cooperate with the Obligor in the defense of any such action, lawsuit or proceeding, on the condition that the Obligor shall reimburse the Indemnified Party for any out-of-pocket costs and expenses incurred in connection therewith. The Obligor shall have the right to negotiate settlement or consent to the entry of judgment with respect to the matters indemnified hereunder; provided, however, that if any such settlement or consent judgment contemplates any action or restraint on the part of the Indemnified Party, then such settlement or consent judgment shall require the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. In addition to the foregoing, the Indemnified Party shall have the right (at its own expense) to employ separate counsel in any such action and to participate in the defense thereof. An Indemnified Party may settle any action on its own behalf (i.e., with respect to its own liability and with no requirement of Obligor to admit guilt or liability) only with the prior written consent of Obligor, which consent shall not be unreasonably withheld (provided, however, by way of illustration and not limitation, it shall be reasonable for Obligor to deny consent to any settlement that requires Obligor to expend funds in an amount Obligor determines in good faith is inappropriate so long as the Indemnified Party remains adequately protected at all times). In the event that Obligor fails to use reasonable efforts to defend or compromise any action, lawsuit or other proceeding for which an Indemnified Party is indemnified hereunder or as the parties may agree, the Indemnified Party may, at Obligor’s expense and without limiting Obligor’s liability under the applicable indemnity, assume the defense of such action and the Obligor shall pay the charges and expenses of such attorneys and other persons on a current basis within thirty (30) days of submission of invoices or bills therefor. In the event the Obligor is Owner and Owner neglects or refuses to pay such charges, Operator may pay such charges out of the Agency Account and deduct such charges from any amounts due Owner, or add such charges to any amounts due Operator from Owner under this Agreement. If Operator is the Obligor and Operator neglects or refuses to pay such charges, the amount of such charges shall be deducted from any amounts due Operator under this Agreement.
23.5. The provisions of this Article shall survive the termination of this Agreement with respect to acts, omissions and occurrences arising during the Operating Term.
ARTICLE XXIV
MISCELLANEOUS
24.1. In the event that Operator and Owner desire to add a Hotel to this Agreement after the date of this Agreement (an “Additional Hotel”), such Hotel shall become subject to the terms of this Agreement upon the date of execution by Operator and Owner of a Joinder and Amendment Agreement in the form of Exhibit L attached hereto and made a part hereof.
24.2. Owner and Operator shall execute and deliver all other appropriate supplemental agreements and other instruments, and take any other action necessary to make this Agreement fully and legally effective, binding, and enforceable as between them and as against third parties; provided, however, that neither party shall be required to execute any other document or instrument or perform any other action that would materially increase its liability or decrease its rights under this Agreement.

24.3. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof, superseding all prior agreements or undertakings, oral or written. Owner acknowledges that in entering into this Agreement, Owner has not relied on any projection of earnings, statements as to the possibility of future success, or other similar matter which may have been prepared by Operator.
24.4. The headings of the titles to the articles of this Agreement are inserted for convenience only and are not intended to affect the meaning of any of the provisions hereof.
24.5. A waiver of any of the terms and conditions of this Agreement may be made only in writing and shall not be deemed a waiver of such terms and conditions on any future occasion.
24.6. This Agreement shall be binding upon and inure to the benefit of Owner and Operator and their respective successors and permitted assigns.
24.7. This Agreement shall be construed, both as to its validity and as to the performance of the parties, in accordance with the laws of the state of Maryland without reference to its conflict of laws provisions.
24.8. This Agreement may be executed in any number of counterparts each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument. Signatures on this Agreement delivered by facsimile shall be deemed to be original signatures for all purposes of this Agreement.
24.9. Any capitalized terms used within this Agreement which were not defined in this Agreement shall have the same meanings given to such terms in the Master Agreement.
ARTICLE XXV
SPECIAL FRANCHISE/LICENSE AGREEMENT PROVISIONS
So long as any Hotel is subject to a Franchise Agreement with Holiday Inn or another member of the InterContinental Hotels Group (“IHG”), the following applies solely with respect to such Hotel(s) and their respective Franchise Agreements:
     (1) Operator agrees to accept, abide by and be subject to all rules, regulations, inspections and requirements of Holiday Inn and/or IHG.
     (2) If the Franchise Agreement shall terminate, the Operator shall cease to operate such Hotel as a Holiday Inn Express Hotel or Holiday Inn Hotel, as the case may be.
     (3) If there is any conflict between the terms of this Agreement and the terms of the Franchise Agreement, the terms of the Franchise Agreement shall govern and control.
     (4) Notwithstanding the consent of Holiday Inn and IHG to this Agreement, Owner and all guarantors shall remain liable to Holiday Inn and/or IHG under the terms of Franchise Agreement.
[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

     IN WITNESS WHEREOF, Operator and Owner have duly executed this Agreement the day and year first above written.

[OWNER] [INSERT LIST OF OWNER ENTITIES TO SIGN]
By:
Name:
Title:

INTERSTATE MANAGEMENT COMPANY, LLC
By:	Interstate Operating Company, L.P., member

	By:	Interstate Hotels & Resorts, Inc., general partner

By:
Name:
Title:

Exhibit 10.3
EXHIBIT A
List of Hotels, Owners (Lessees) and Land Holders
See attached

EXHIBIT B
Buildings
See attached

EXHIBIT C
Existing Credit Card Vendor Contracts
1) Chase Merchant Services
2) First National Bank of Omaha

EXHIBIT D
Operator’s Current Severance Payment Policy
See attached

EXHIBIT E
Transition Budget
See attached for Transition Budget Per Hotel

EXHIBIT F
Centralized Services List
See attached for List per Hotel

EXHIBIT G
Example of Calculation of Incentive Fee
and Incentive Fee Threshold

EXHIBIT H
Insurance Amounts

EXHIBIT I
Existing Operated Hotels

EXHIBIT J
Competitive Sets
See attached

EXHIBIT K
Hotel Allocated Value List

Hotel	City	State	Allocated Value

EXHIBIT L
FORM OF JOINDER AND AMENDMENT TO
AMENDED AND RESTATED HOTEL MANAGEMENT AGREEMENT
      The undersigned Operator and Owner hereby agree that, as of the date set forth below:
     (1) Owner and Operator are parties to an Amended and Restated Hotel Management Agreement, dated as of _____________, 2010 (the “Management Agreement”). Owner and Operator desire to amend the Management Agreement to include the hotel property set forth on Schedule I attached hereto (the “Additional Hotel”).
     (3) Exhibit A and Exhibit K to the Management Agreement shall be amended to include the Additional Hotel, and the Additional Hotel shall be a “Hotel” under the Management Agreement.
     (4) Owner and Operator shall be bound by the terms of the Management Agreement with respect to the Additional Hotel.
     (5) This Joinder may be executed in several counterparts, each of which shall be deemed an original, and all such counterparts together constitute one and the same instrument. For the purpose of this Joinder, facsimile signatures shall be deemed originals.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, Operator and Owner have duly executed this Joinder as of the _____ day of ______________, 20__.

OWNER: [List of Owners (lessees)]
By:
Name:
Title:

OPERATOR: INTERSTATE MANAGEMENT COMPANY, L.L.C.
By:	Interstate Operating Company, L.P., member

By:	Interstate Hotels & Resorts, Inc., general partner

By:
Name:
Title:

SCHEDULE I TO THE JOINDER AGREEMENT
ADDITIONS TO EXHIBIT A AND EXHIBIT K TO
AMENDED AND RESTATED HOTEL MANAGEMENT

Owner Entity	Land Holder Entity	Hotel	City	State

     Hotel Allocated Value: $_________________

SCHEDULE 15.5
Franchise Defaults
1) Notice of Default received from Marriott on 8/20/2010 related to the Fairfield Inn, Emporia, Kansas.
2) Notice of Red Zone Status received from Marriott on 8/20/2010 related to the Fairfield Inn, Salina, Kansas.
3) Notice of Red Zone Status received from Marriott on 8/20/2010 related to the Residence Inn, Germantown, Tennessee.
4) Cure of Default and Continuing Red 2 Status received from Marriott on 2/19/2010 related to the SpringHill Suites, Nashville, Tennessee.
5) Cure of Default and Continuing Red 2 Status received from Marriott on 2/19/2010 related to the Courtyard, Memphis, Tennessee.
6) Red Zone/Unacceptable notice received from Hilton on May 27, 2010 related to the Hampton Inn, Denver, Colorado.